Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2013 (the “Effective Date”), by and among MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company (“Moody S”), and MOODY NATIONAL CY SHADYSIDE MT, LLC, a Delaware limited liability company (“Moody MT”, Moody S and Moody MT, collectively “Moody”), and CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability company (“CWI”).  Moody and CWI are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party”.  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Exhibit “A” attached hereto and incorporated by this reference.

RECITALS:

A.           Moody S is the sole holder of the fee simple interest in the Real Property (as defined below) and to that certain hotel located at 5308 Liberty Avenue, Pittsburgh, Pennsylvania and currently operated as the “Courtyard Pittsburgh Shadyside” (the “Hotel”).

B.           Pursuant to the terms of that certain Master Lease Agreement dated March, 2008, by and between Moody S, as lessor, and Moody MT, as lessee (the “Master Lease”), Moody S has leased the Real Property to Moody MT.

C.           Pursuant to the terms of that certain Agreement dated February 27, 2002 and that certain Lease dated February 27, 2002 by and between D.A. Associates, LLC, a Pennsylvania limited liability company (“DA Associates”), and CJV Associates, L.P., a Pennsylvania limited partnership (“CJV Associates”), collectively, as landlord, and Sierra Liberty Associates, LLC, a Pennsylvania limited liability company (“Sierra”), as tenant, as evidenced by that certain memorandum of Lease dated February 27, 2002, and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania, in Deed Book Volume 11313, Page 649; as amended by that certain unrecorded Amendment to Lease dated March 15, 2004, by and between DA Associates, CJV Associates and Sierra; as assigned to Moody S pursuant to that certain Assignment of Leasehold Interest dated March 10, 2008 by and between DA Associates, CJV Associates, Sierra and Moody S and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania in Deed Book Volume 13560, Page 235; as amended pursuant to that certain Amendment Agreement dated March 20, 2008 by and between DA Associates, CJV Associates and Moody S (collectively, the “Parking Lease”), relating to off-site parking for the Hotel.

D.           Subject to the terms and conditions hereof, Moody desires to sell, assign, transfer, convey and deliver to CWI, and CWI desires to acquire from Moody, all of Moody’s right, title and interest in the Property, together with all rights, benefits, privileges and appurtenances pertaining thereto, for such consideration as is hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1         Definitions.  Whenever used herein, all defined words and phrases, unless the context otherwise requires, shall have the meanings assigned to each as set forth and described on Exhibit “A” attached hereto.

ARTICLE 2

SALE AND PURCHASE OF PROPERTY

2.1         Purchase of Property.

2.1.1     Real Property. Subject to the terms and on the conditions set forth in this Agreement, Moody S hereby covenants and agrees to sell and convey and CWI agrees to purchase Moody S’ fee interest in the following assets (collectively, the “Real Property”):

(a)          that land and all appurtenances thereto which is more particularly described in Exhibit “B” hereto (the “Land”); and

(b)          the buildings, structures (surface and sub-surface), installations and other improvements and fixtures as shall constitute real property located on the Land.

2.1.2     Personal Property. In addition to the Real Property, and subject to the terms and on the conditions set forth in this Agreement, Moody agrees to sell and convey and CWI agrees to purchase the following assets (collectively, the “Personal Property” and together with the Real Property, collectively known as the “Property”):

(a)          all FF&E owned by Moody and located at, affixed or attached to the Real Property or held in reserve storage for future use exclusively in connection with the Hotel, including, without limitation, Moody’s interest as lessee under an Equipment Lease with respect to any such items, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date;

(b)          all opened and unopened food and beverages whether in use or held in reserve storage for future use exclusively in connection with the operation of the Hotel (collectively, the “Consumables”);

(c)          all Supplies, whether in use or held in reserve storage for future use in connection with the operation of the Hotel;

(d)          all service and maintenance contracts, supply contracts, and other contracts or agreements (whether oral or written) relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties, but excluding the Franchise Agreement and the Management Agreement (collectively, the “Contracts”);

(e)          all of Moody’s right, title and interest in and to all equipment leases set forth on Exhibit “C” (collectively, the “Equipment Leases”);

(f)           all of Moody’s books, records, files, computer data, operating reports, plans and specifications and other documentation to the extent relating to the ownership and operation of the Hotel, including the list of Hotel Employees and records relating to the Bookings but excluding (A) the personnel files and employment records for all Hotel Employees

(except for employees retained/rehired by CWI), (B) items that belong to or are proprietary to Franchisor, Hotel Manager and either of their affiliates or other third parties, (C) internal memoranda regarding the sale, financing and/or valuation of the Hotel, and (D) materials and information that are covered by the attorney-client privilege or any confidentiality agreement entered into by or binding on Moody or their affiliates;

(g)          all contracts, reservations and sales files for the use or occupancy of guest rooms of the Hotel (collectively, the “Bookings”) and the aggregate amount of any deposits received by or on behalf of Moody (whether paid in cash or by credit card) as a down payment for any Bookings (the “Advance Deposits”);

(h)          all licenses, permits, consents, authorizations, approvals, certificates of occupancy, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority, to the extent assignable or transferrable (collectively, the “Permits”);

(i)           all of Moody’s right, title and interest in an to the Space Leases (as defined herein);

(j)           all vehicles used in the operation of the Hotel including that certain 2003 Chevy Extended Sports Van and that certain 2006 Chevy Uplander; and

(k)          all of Moody’s right, title and interest in and to, (1) all intangible personal property used in connection with the ownership or operation of the Hotel, including, without limitation, telephone numbers, post office boxes, warranties and guaranties, signage rights, utility and development rights and privileges, general intangibles; and (2) all websites and domains exclusively used for the Hotel.

Notwithstanding the foregoing, if the fair market value of the Personal Property exceeds fifteen percent (15%) of the fair market value of the Property, then CWI shall have the right to assign its right to acquire such excess Personal Property to a wholly-owned “taxable REIT subsidiary.”

2.1.3     Excluded Assets. The following items are expressly excluded from the transaction contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)          any fixtures, personal property or intellectual property owned by (i) third parties (including, without limitation, equipment lessors, suppliers, vendors and licensors) under Contracts or Permits, (ii) Franchisor, (iii) Hotel Manager, (iv) any Hotel Employees or (v) any guests or customers of the Hotel;

(b)          all data and information relating to guests or customers of any hotel or lodging property (including condominium or interval ownership properties) other than the Hotel that are owned, leased, operated, licensed or franchised by Franchisor, Hotel Manager or an affiliate of either of them, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas);

(c)          any Excluded Liabilities; and

(d)          any items expressly excluded from Section 2.1.2.

2.2         Purchase Price.  The total purchase price for the Property shall be Twenty-Nine Million Eight Hundred Fifty Thousand Dollars ($29,850,000.00) (the “Purchase Price”), as increased or decreased by prorations and adjustments pursuant to and in accordance with this Agreement, and will be paid by CWI by wire transfer of immediately available good funds to Escrow Agent on the Closing Date.

2.3         Earnest Money.

2.3.1     Concurrently with the execution and delivery of this Agreement, CWI, Moody and First American Title Insurance Company, as escrow agent (“Escrow Agent”) have executed or will promptly execute escrow instructions (the “Escrow Instructions”), the form of such Escrow Instructions being attached hereto as Exhibit “D”.

2.3.2     No later than 5:00 p.m. (Eastern Time) three (3) business days after the Effective Date, CWI shall deposit the sum of Seven Hundred Fifty Thousand Dollars ($750,000) in cash as an earnest money deposit (together with any interest earned thereon, the “Good Faith Deposit”) by wire transfer to Escrow Agent.  If the Good Faith Deposit is not timely made, Moody may terminate this Agreement at any time prior to receipt by the Escrow Agent of the Good Faith Deposit, in which case this Agreement shall immediately terminate and neither Party shall have any further obligation to the other Party hereunder, except each Party shall continue to be obligated under the indemnity and other provisions in this Agreement that survive termination (collectively, the “Surviving Obligations”).

2.3.3     If the Due Diligence Period expires without CWI having terminated this Agreement, then no later than 5:00 p.m. (Eastern Time) two (2) business days after the expiration of the Due Diligence Period, CWI shall deposit an additional Seven Hundred Forty-Two Thousand Five Hundred Dollars ($742,500) in cash as an earnest money deposit (together with any interest earned thereon, the “Second Deposit”) by wire transfer to Escrow Agent (the Good Faith Deposit and the Second Deposit and any interest earned thereon are collectively referred to herein as the “Earnest Money”).  Failure of CWI to make the Second Deposit as required pursuant to this Section 2.3.3 shall be deemed a material default by CWI under this Agreement and Moody shall have the right to immediately terminate this Agreement whereupon this Agreement shall automatically terminate, Escrow Agent shall promptly distribute the Good Faith Deposit to Moody and neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.

2.3.4     The Earnest Money shall be delivered to, held and disbursed by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement and the Escrow Instructions. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Moody and credited against the Purchase Price.  The Earnest Money shall be immediately refunded to CWI if CWI elects to terminate this Agreement pursuant to any of CWI’s rights to terminate as set forth in this Agreement or as the result of any material default by Moody or a failure to satisfy any of the conditions set forth in Section 6.1; provided, however, if the Closing does not occur due to a material default of CWI under this Agreement, the Earnest Money shall be subject to Section 5.1 of this Agreement.

2.4         Allocation.  The aggregate Purchase Price shall be allocated by CWI between the Real Property and the Personal Property (and among the classes of Personal Property) included within the Property as of the Closing Date in accordance with the applicable provisions of Section 1060 of the IRC.  Moody and CWI agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties.  If CWI and Moody cannot agree upon allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

2.5         Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on or before March 7, 2013 (the “Closing Date”).

2.6         Due Diligence.

2.6.1     The “Due Diligence Period” will commence on the Effective Date and will expire on February 14, 2013.  CWI shall have the right, at reasonable times and on reasonable prior notice to Moody, to enter upon the Hotel to conduct such inspections, investigations, tests and studies as CWI shall deem reasonably necessary (including, without limitation, environmental site assessments, engineering tests and studies, physical examinations, feasibility studies  and other due diligence investigations of the Hotel), provided that, any such testing and/or investigations shall be performed in a manner that does not unreasonably interfere with or impair the operations at the Hotel and no intrusive drilling or testing shall be performed without Moody’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed).  Prior to conducting any on-site inspection of the Hotel, other than mere visual examination, CWI shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, which insurance policies must have limits for bodily injury and death of not less than Two Million Dollars ($2,000,000) for any one occurrence and not less than Two Million Dollars ($2,000,000) for property damage liability for any one occurrence.  CWI shall indemnify, defend and hold harmless Moody and its respective affiliates, subsidiaries, officers, directors, members, shareholders, and agents from any Claims arising from or related to CWI’s or its agents or contractors entry upon the Real Property for any inspections, investigations, tests and studies, except (i) for the discovery of existing conditions at the Hotel so long as following such discovery CWI does not materially exacerbate such conditions through its actions; and (ii) to the extent caused by Moody or the Hotel Manager, or any of their respective agents, employees or contractors. After any such entry, CWI shall promptly restore the Hotel to its prior condition, if its condition was changed by such entry. This Section 2.6.1 shall survive the Closing and any termination of this Agreement.

2.6.2     During the Due Diligence Period, Moody shall use commercially reasonable efforts to cooperate with CWI in connection with CWI’s investigations and inspections of the Hotel and the conduct of the business thereon. Prior to or within three (3) business days after the Effective Date, Moody shall provide to CWI those documents listed and described on Exhibit “L” (the “Investigation Documents”).  If Moody fails to produce any of the Investigation Documents, CWI, as its sole remedy, may terminate the Agreement in accordance with Section 2.6.3 of this Agreement.

2.6.3     CWI may for any reason or no reason, in its sole and absolute discretion, elect to terminate this Agreement by notice to Moody given on or before the expiration of the Due Diligence Period whereupon (i) this Agreement shall automatically terminate; (ii) the Escrow Agent shall immediately release and return the Earnest Money to CWI; (iii) CWI shall pay all of the expenses of escrow; and (iv) neither Party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated for the Surviving Obligations.

2.7         Title.

2.7.1     At Moody’s sole cost and expense, Moody shall (i) promptly cause First American Title Insurance Company (the “Title Company”) to deliver to CWI the preliminary title report (the “Title Report”) with respect to the Hotel, together with complete and legible copies of all instruments and documents referred to therein (collectively, the “PTR Exceptions”), and (ii) deliver to CWI its existing ALTA survey (the “ALTA Survey”) with respect to the Hotel and all improvements thereon and thereto.  Prior the expiration of the Due Diligence Period, CWI may, but shall not be obligated, at its sole cost and expense, obtain an updated ALTA Survey, together with complete and legible copies of all instruments and documents referred to therein (collectively, the “Survey Exceptions”) (the PTR Exceptions and the Survey Exceptions are collectively referred to herein as the “Title Exceptions”).  Notwithstanding Section 2.6.3 above, CWI may, in its sole and absolute discretion, elect to terminate this Agreement by notice to Moody given on or before February 18, 2013 solely as the result of the updated ALTA Survey identifying a title exception not previously identified prior to the expiration of the Due Diligence Period which would materially impair the value of the Property, whereupon (I) this Agreement shall automatically terminate; (II) the Escrow Agent shall immediately release and return the Earnest Money to CWI; (III) CWI shall pay all of the expenses of escrow; and (IV) neither Party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated for the Surviving Obligations.

2.7.2     From and after the Effective Date, Moody shall promptly bring to CWI’s attention any Title Exceptions (including any violations of law or municipal ordinances, orders, requirements or regulations noted in or issued by any municipal and other governmental departments and agencies having jurisdiction over or affecting the Hotel, the Property and any outstanding work orders and requirements of any company insuring the Hotel against casualty loss) which (i) are created by Moody, (ii) Moody receives written notice of, or (iii) are to Moody’s Knowledge, and, in each case, which were not included in the PTR Exceptions received by CWI pursuant to Section 2.7.2 (each, an “Intervening Lien”).  To the extent that there exist any Intervening Liens other than the Permitted Exceptions, Moody, at its expense, shall undertake all necessary actions to remove any and all Intervening Liens existing as of the date of this Agreement or arising hereafter and to cure any Intervening Liens (or modifications of exceptions or encumbrances existing as of the date of this Agreement) prior to Closing; provided, however, that in the event that any Intervening Liens other than the Permitted Exceptions exist at Closing, CWI shall have the right to terminate this Agreement and in the event of such termination Escrow Agent shall immediately return the Earnest Money (including all interest thereon) to CWI.

2.7.3     At the Closing, the Title Company shall be unconditionally and irrevocably prepared to issue a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance for the Property, in favor of CWI, dated as of the Closing, insuring that the Property is vested in CWI, with a liability limit in an amount equal to the mutually agreed upon value of the Real Property and otherwise in the form and with those endorsements required by CWI with no exceptions other than the respective Title Exceptions approved by CWI prior to February 18, 2013 (in its sole and absolute discretion) (the “Permitted Exceptions”) and each and every title insurance endorsements required by CWI (which CWI shall notify the Title Company of prior to February 18, 2013), the form of such endorsements being acceptable to CWI in its sole and absolute discretion (the “Title Endorsements”), (collectively, the “Title Policy”) and the cost of such Title Policy shall be paid by CWI.  For avoidance of doubt, CWI shall have no right to terminate this Agreement after February 18, 2013 solely as the result of the Title Company’s failure to remove any Title Exceptions or issue any Title Endorsements (including an acceptable form of endorsement) which were not identified prior to February 18, 2013, excluding any Intervening Liens.

2.8         New Franchise Agreement.  Within three (3) business days after the Effective Date, CWI shall submit a franchise application to Franchisor, together with all required related documents and submittals.  From and after the Effective Date, CWI shall work in good faith using commercially reasonable efforts to cause Franchisor to commit in writing, in form and substance reasonable acceptable to the parties, to at Closing: (i) terminate the Franchise Agreement, with no cost, expense or liability to Moody or any of their affiliates and to release each of them from any and all obligation therewith (pursuant to a release in form and substance delivered by Franchisor in the ordinary course of business under substantially similar circumstances); and (ii) allow CWI to receive a license to operate the Hotel as a Courtyard by Marriott hotel after the Closing pursuant to a new franchise agreement in the form and substance acceptable to CWI (in CWI’s reasonable discretion) (collectively, the “Franchisor Approval”).  If Franchisor has not granted Franchisor Approval by the expiration of the Due Diligence Period, CWI shall have an additional fifteen (15) day period (the “Franchisor Approval Period”) solely to allow CWI to obtain the Franchisor Approval; provided CWI shall be obligated to (a) deposit the Second Deposit in accordance with Section 2.3.3, and (b) notify Moody in writing, prior to the expiration of the Due Diligence Period, of its intent to utilize the Franchisor Approval Period.  Upon receipt of the Franchisor Approval during the Franchisor Approval Period, (i) the Franchisor Approval Period shall automatically expire, and (ii) CWI shall have no further right to terminate this Agreement pursuant to Section 2.6.3.  If CWI has not obtained the Franchisor Approval by the last day of the Franchisor Approval Period, (1) this Agreement shall automatically terminate, (2) the Escrow Agent shall immediately release and return the Earnest Money to CWI, (3) CWI shall pay all of the expenses of escrow and (4) neither Party shall have any further obligation to the other Party hereunder, except for the Surviving Obligations.  For avoidance of doubt, the Franchisor Approval Period shall in no way act as an extension of the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1         Moody’s Representations and Warranties.  Moody hereby represents and warrants to CWI that all Recitals set forth above are true, correct and complete and, further, as follows:

3.1.1     Moody has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement, to contribute, transfer and convey the Property to CWI and to perform its obligations hereunder.

3.1.2     As of the Effective Date, the Permitted Exceptions, and except as set forth on Schedule 3.1.2 (referred to therein and herein as “Approved Liabilities”), neither Moody nor any of its Affiliates have (i) entered into any contractual or other obligations or liabilities of any kind (whether written or oral) with respect to the Hotel or any other Property; or (ii) excluding non-material obligations made in the ordinary day-to-day course of business, otherwise incurred any monetary or other obligations of any kind whatsoever with respect to the Hotel or any other Property which have not been performed, paid or otherwise satisfied in full.

3.1.3     Moody has filed or caused to be filed (on a timely basis since its inception) all Tax Returns required to be filed on or prior to December 31, 2012, unless otherwise extended in accordance with all applicable Laws, with respect to the operations of the Hotel with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects.  On or before Closing, Moody shall have paid (or otherwise escrowed with the Title Company) all Taxes, including penalties and interest that are due on or have accrued through the Closing.  On or before Closing, all sales and use taxes required to be paid or collected by Moody in the ownership of the Hotel and the operation of the Hotel (collectively, “Sales Taxes”) have been or will be collected and paid, in the ordinary course of business, to the appropriate Governmental Authority through the Effective Date.  Except as set forth in Schedule 3.1.7, there are no (i) actions currently pending or, to Moody’s Knowledge, threatened against the Hotel by any Governmental Authority for the assessment or collection of Taxes; (ii) audits or other examinations in progress nor has the Hotel nor Moody been notified in writing of any request for examination; or (iii) claims for assessment or collection of Taxes that have been asserted in writing against Moody.  There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Taxes of Moody, and Moody has not requested any extensions of time within which to file any Tax Return.

3.1.4     Excluding the satisfaction by Moody of any mortgage encumbering the Property and the terms and conditions of the Franchise Agreement, the transfer and delivery of the Property to CWI as provided hereunder and the performance by Moody of its obligations under this Agreement will not conflict with or result in the breach of any of the terms of any Permit, agreement or other instrument to which Moody, or any of its Affiliates, is a party or is otherwise bound.

3.1.5     Neither Moody nor any of its members or managers, has made, filed or suffered, with respect to any Person or entity, (i) made or threatened to make a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they became due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.1.6     Neither Moody nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.1.7     Except as set forth on Schedule 3.1.7, there is no litigation currently affecting the Property and the Hotel (including, without limitation, personal injury or property damage, or breach of contract), and neither Moody nor any of its Affiliates has been served with, nor received any notice threatening, any lawsuit, litigation, arbitration, condemnation or other proceedings with regard to or which would materially affect the Property and the Hotel.

3.1.8     Except as set forth on Schedule 3.1.8, neither Moody nor any Affiliate thereof has received written notice from any Governmental Authority declaring that, the Property and/or the Hotel is in violation of any applicable federal, state and local Laws, ordinances and regulations (including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).

3.1.9     None of Moody or any of their respective affiliates has any employees with respect to the ownership, operation or maintenance of the Property.  Neither Moody nor, to Moody’s Knowledge, Hotel Manager are parties to any written employment agreement, collective bargaining agreement or compensation agreement.  To Moody’s Knowledge, there are no union organization efforts pending or threatened with respect to any employees.

3.1.10   Schedule 3.1.10 contains true, correct and complete list of all Contracts (i) with an annual cost per contract or agreement in excess of Ten Thousand Dollars ($10,000) per annum to which or by which Moody, the Hotel or any other Property may be bound; (ii) with a term of greater than twelve (12) months; or (iii) which cannot be terminated by the Hotel owner upon not more than thirty (30) days written notice and without payment of any fee or penalty.  Moody has provided CWI with true, correct and complete copies of all written Contracts (including all amendments and/or modifications thereto) and, to Moody’s Knowledge, all Contracts are in full force and effect.  Neither Moody nor any of its Affiliates have delivered or received a written notice of breach or default under any Contract which has not been cured and to Moody’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Contract which has not been cured.  Except for a termination of a Contract resulting from an uncured material default thereunder, neither Moody nor any Affiliate shall terminate any Contracts without obtaining the prior written consent of CWI, which consent shall not be unreasonably withheld or delayed.

3.1.11   Schedule 3.1.11 contains a true, correct and complete list of all leases, concessions or occupancy agreements in effect by which any of the Property or assets may be bound (collectively, the “Space Leases”).  Moody has provided CWI with true, correct and complete copies of all Space Leases (including all amendments and/or modifications thereto) and all Space Leases are in full force and effect.  Neither Moody nor any Affiliates thereof (including, without limitation, Hotel Manager), has delivered or received a written notice of breach or default under any Space Lease which has not been cured and to Moody’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Space Lease which has not been cured.  Moody shall not terminate any such Space Leases without obtaining the prior written consent of CWI, which consent shall not be unreasonably withheld or delayed.  All deposits required to have been delivered to the under all Space Leases have been delivered and are currently being held by Moody or its Affiliates or designees, as applicable.

3.1.12   Schedule 3.1.12 contains a true, complete and correct list of all Permits Moody maintains for the ownership, management, occupancy, leasing and operation of the Hotel in the manner currently operated, which Permits have been issued to Moody and/or Hotel Manager and are in full force and effect.  Neither Moody nor any Affiliate thereof has received written notice of any material violations of any Permit and to Moody’s Knowledge, no violation or other event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred under any Permit which has not been cured.

3.1.13   To Moody’s Knowledge, the existing insurance policies on the Property are in full force and effect and no written notice of cancellation has been received by Moody with respect to any such policy and to Moody’s Knowledge, none is threatened; and no such policy requires notice to and/or the consent of any insurance company to continue providing such existing coverage after the Closing of the transactions contemplated in this Agreement.

3.1.14   Neither Moody nor any Affiliate thereof has received written notice from any Governmental Authority declaring that the Hotel is in violation (in any material respect) of applicable building codes or zoning laws, or any other applicable Laws (including, without limitation, those regarding land use, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).  To Moody’s Knowledge, there exists no structural or other material defect or damage in or to such portions of the Property, whether latent or otherwise, which will impair the value of or adversely affect its use or the business operations conducted thereon.  Neither Moody nor any Affiliate thereof, has delivered or received a written notice of non-compliance with respect to any building codes, zoning laws or other applicable Law (including, without limitation, those regarding land use, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended) and, to Moody’s Knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred which has not been cured.

3.1.15   Except as set forth on Schedule 3.1.15, any and all construction contracts or development agreements for the performance of any work on, improvement at or for the benefit of, the Hotel entered into by Moody or any of its Affiliates prior to the Effective Date have been terminated or completed and fully paid, and there is no amount remaining to be paid under any such construction contracts or development agreements, nor to Moody’s Knowledge, is any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, lien against the Hotel and/or the Property.

3.1.16   Except as set forth in the Environmental Reports (as defined below) or on Schedule 3.1.16, neither Moody nor any Affiliates thereof, have used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials at the Hotel, except for such Hazardous Materials as are used in the ordinary course of business of the Hotel in accordance with Environmental Laws.  Neither Moody nor any Affiliates thereof have received any written notice of any pending or threatened Action or proceeding arising out of the environmental condition of the Hotels, Hazardous Materials located on the land beneath the Hotel, or any alleged violation of Environmental Law and, to Moody’s knowledge, no event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a notice of any pending or threatened Action or proceeding is reasonably likely to be given.

3.1.17   Schedule 3.1.10 contains true, correct and complete list of all Equipment Leases.  Moody has provided CWI with true, correct and complete copies of all Equipment Leases (including all amendments and/or modifications thereto) and all Equipment Leases are in full force and effect and Moody has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  Neither Moody nor any of its Affiliates have delivered or received a written notice of breach or default under any Equipment Leases which has not been cured and to Moody’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Equipment Leases which has not been cured.  Except for a termination of an Equipment Lease resulting from an uncured material default thereunder, neither Moody nor any Affiliate shall terminate any Equipment Lease without obtaining the prior written consent of CWI, which consent shall not be unreasonably withheld or delayed.

3.1.18   There are no pending eminent domain or condemnation actions with respect to the Hotel and/or any part thereof, and Moody has not received written notice of any such threatened or contemplated eminent domain or condemnation action.

3.1.19   The liquor licenses issued by Pennsylvania Liquor Control Board are held by Moody MT with respect to the Hotel, and each respective liquor license is in full force and effect and there is no investigation pending by the Pennsylvania Liquor Control Board and there has been no event or omission which will threaten the continued effectiveness of such liquor licenses or, to Moody’s knowledge, threatened by Pennsylvania Liquor Control Board.  The consummation of the transactions contemplated under this Agreement, including, without limitation, the transfer of the Hotel and the Property, do not interfere with the continued and uninterrupted operation of the Hotel generally or the continued effectiveness of any and all applicable liquor licenses specifically.  Moody and/or its Affiliates have taken all requisite action, filed all necessary documents (if any) and fulfilled all requirements of the Pennsylvania Liquor Control Board in connection with the issuance of the above referenced liquor licenses to CWI or its designee.

For purposes of this Section 3.1, “to Moody’s Knowledge” shall mean the actual knowledge of Brett Moody and David Gould, without duty of inquiry or investigation.

In the event Michael G. Medzigian, Michael C. Coolidge, Gil Murillo and/or Patrick Vyncke obtain actual knowledge (with no duty of inquiry or investigation) on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Section 3.1, CWI may as its sole and exclusive remedy either: (i) terminate this Agreement whereupon this Agreement shall automatically terminate and Escrow Agent shall promptly distribute the Earnest Money to CWI, and neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations; or (ii) waive any and all claims against Moody on account of such inaccuracy and close the transaction.  In the event Michael G. Medzigian, Michael C. Coolidge, Gil Murillo and/or Patrick Vyncke obtain actual knowledge (with no duty of inquiry or investigation) before the expiration of the Due Diligence Period of any inaccuracy in any of the representations and warranties contained in this Section 3.1, and CWI does not terminate this Agreement on or before the expiration of the Due Diligence Period, CWI shall be deemed to have waived any and all claims against Moody on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Due Diligence Period).  The provisions of this Section 3.1 shall survive the Closing.

3.2         CWI’s Representations and Warranties.  CWI hereby represents and warrants to Moody, as of the date hereof, as follows:

3.2.1     CWI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.2     CWI has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement to perform its obligations hereunder.

3.2.3     The performance by CWI of its respective obligations under this Agreement will not conflict with or result in the breach of any of the terms of any agreement or instrument to which CWI is a party or is otherwise bound, and no consent from third parties are required for the performance of any obligations hereunder.

3.2.4     Neither CWI nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31

C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.3         Update of Representations and Warranties.  Each of the Parties’ respective representations and warranties set forth in Sections 3.1 and 3.2 shall be deemed to have been remade at and as of the Closing Date.

3.4         Survival.  The representations and warranties made in this Agreement shall not merge into any instrument delivered at the Closing but shall survive Closing for a period of twelve (12) months (the “Survival Period”).

3.5         Covenants of Moody.  Moody covenants and agrees that, until the earlier of the termination of this Agreement or the Closing, Moody shall:

(a)          at all times from and after the Effective Date until the Closing, conduct its business and operate the Hotel only in a manner consistent with the past practices of the Hotel, and in the ordinary course of business;

(b)          use its commercially reasonable efforts to maintain the levels of inventories of FF&E and Supplies at the Hotel at the values or quantity as of the Effective Date; provided, however, inventories of terry and linen shall in no event be less than a par level of three (3) (the “Baseline Inventory Level”), subject in each case, to the sale and replacement of the Consumable Inventory in the normal and ordinary course of operations at the Hotel;

(c)          timely make all repairs, maintenance, and replacements to keep the Hotel (including, but not limited to, all FF&E and all other Personal Property) in good operating condition consistent with past practices, and not commit any waste of any portion of the Hotel;

(d)          continue to take guest reservations and to book functions and meetings and otherwise to promote the business of the Hotel in generally the same manner as it did during the twelve (12) months prior to the Effective Date;

(e)          pay all Sales Taxes due on or which have accrued through the Closing in respect of the operations and use of the Hotel; and

(f)           not take the following actions unless Moody has obtained the prior written consent of CWI (which consent may be granted or withheld in CWI’s sole and absolute discretion):

(i)           sell, refinance or otherwise transfer or otherwise dispose of any Property or any other interest in the Hotel other than contemplated by this Agreement;

(ii)          execute, modify or terminate, or waive any material rights or remedies with respect to any single contract or other commitment of any kind (expressly excluding group bookings or other reservation contracts or commitments in the ordinary course of business) in excess of Ten Thousand Dollars ($10,000) or which is not terminable (without fee or penalty) upon thirty (30) days’ prior notice;

(iii)         cause or permit the removal of any Personal Property from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with personal property of equal or greater quality;

(iv)         grant options or rights to acquire any interest in the Hotel;

(v)          take any action or execute any agreement that would interfere with or contravenes, or failing to take any action as may be required under applicable laws, for the valid and effective consummation of the transactions provided for in this Agreement;

(vi)         fail to pay on a current basis all payables which are due and owing as well as any and all obligations and liabilities, fixed or contingent, which are due and owing, including, without limitation, tax obligations;

(vii)       incur any indebtedness or additional material liabilities (whether contingent or absolute, matured or un-matured, known or unknown) secured by any interest in the Hotel, except for trade debt incurred in the ordinary course of business;

(viii)      fail to make any payments which are due and owing in connection with the operation and maintenance of the Hotel; or

(ix)         grant any easement, covenant, lien or other encumbrance affecting title to the Hotel.

(g)          Moody agrees to promptly deliver to CWI all of the audit request materials listed on Exhibit “E”; provided, however, Moody shall deliver all such materials within its possession (or which are otherwise reasonably accessible to CWI as of the Effective Date) not later than February 7, 2013; provided further, Moody acknowledges and agrees to use its good faith efforts to also provide such additional information which is deemed relevant and reasonably necessary (as reasonably determined by CWI) to enable CWI and its accountants to prepare financial statements in compliance with (i) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit will commence immediately upon Closing and which is required to be completed and filed with the Securities and Exchange Commission within seventy-five (75) days after Closing; (ii) any other rule issued by the Securities and Exchange Commission and applicable to CWI; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, CWI.  Notwithstanding the foregoing, Moody shall engage (at CWI’s sole cost and expense) McGladrey LLP to commence any and all such required audits.  Moody acknowledges and agrees that the foregoing is a representative description of the information and documentation that CWI and its accountants may require in order to comply with (i), (ii) and (iii) above.  In connection with the foregoing post-Closing audit(s), and in furtherance of Moody’s obligations to assist CWI pursuant to this Section, Moody covenants and agrees to execute and deliver to McGladrey LLP the audit representation letters, the form of which are attached hereto as Exhibit “F” (each, an “Audit Representation Letter”), provided that the form of such Audit Representation Letters may be modified as required to account for any issues identified during the audit.  Moody’s obligations under this Section 3.5(g) shall survive the Closing for a period of twelve (12) months.

3.6         Condition of the Property.

3.6.1     CWI EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY

IS BEING SOLD TO CWI IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM MOODY, EITHER EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENTS TO BE DELIVERED BY MOODY TO CWI AT CLOSING.  CWI agrees that CWI is not relying upon, and has not received or been given, any representations (except for the representations and warranties expressly set forth in this Agreement or in any other documents to be delivered by Moody to CWI at Closing), statements or warranties (oral or written, implied or express) of or by any officer, employee, agent or representative of Moody, or any salesperson or broker (if any) involved in this transaction, as to the Property or any part or component thereof in any respect, including, but not limited to, any representations, statements or warranties as to the physical or environmental condition of the Property, the fitness of the Property for use as a hotel, the financial performance or potential of the Property, the compliance of the Property with applicable building, zoning, subdivision, environmental, life safety or land use laws, codes, ordinances, rules, orders, or regulations, or the state of repair of the Property, and CWI, for itself and its heirs, legal representatives, successors and assigns, waives any right to assert any claim or demand against Moody at law or in equity relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, now existing or hereafter arising.  Except for any title or survey matters created by Moody in breach or default of this Agreement and/or matters resulting from Moody’s fraud or intentional failure to disclose any such matters to Moody’s Knowledge, CWI agrees that it shall have no recourse whatsoever against Moody, at law or in equity, should the ALTA Survey or the Title Policy fail to disclose any matter affecting the Property or reveal any such matter in an inaccurate, misleading or incomplete fashion or otherwise be in error.  CWI acknowledges that it shall review the ALTA Survey and the Title Policy (as same may be marked at Closing) and to discuss their contents with the independent contractors who prepared or issued each of them.  CWI accordingly agrees to look solely to the preparer of the ALTA Survey and/or the Title Company, as applicable for any claim arising out of or in connection with such instruments and hereby releases Moody from any such claim (except for such claims for which Moody is expressly liable pursuant to the terms of this Agreement and/or for or any claim that Moody agrees to cure as set forth in this Agreement).

3.6.2     CWI recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”).  Except for the representations and warranties expressly set forth in this Agreement or in any other documents to be delivered by Moody to CWI at Closing, Moody makes no representation, warranty, or guaranty of any kind with respect to the compliance of the Property with applicable Law, any building codes and/or whether the Hotel and other improvements on the Real Property may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building.  CWI has had the opportunity, to review the results of such investigations and inspections of the Property as CWI deemed necessary with respect to all such matters and except for the representations and warranties expressly set forth in this Agreement or in any other documents to be delivered by Moody to CWI at Closing, CWI agrees to accept and shall accept the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes.  Except for the representations and warranties expressly set forth in this Agreement or in any other documents to be delivered by Moody to CWI at Closing, CWI waives any right to excuse (except as specifically set forth in this Agreement) or delay performance of its obligations under this Agreement or to assert any claim against Moody (before or after Closing) arising out of any failure of the Property to comply with any such building codes.

3.6.3     Except for the representations and warranties expressly set forth in this Agreement or in any other documents to be delivered by Moody to CWI at Closing, it is specifically understood and agreed by Moody and CWI that Moody does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous Materials or in, on, above, under or about any of the Property (“Environmental Conditions”).  From and after Closing, except for a breach by Moody of its representations and warranties expressly set forth in this Agreement or in any other documents to be delivered by Moody to CWI at Closing, CWI agrees for itself and for its heirs, successors and assigns, to waive all other rights under any Environmental Laws to require Moody to remediate or “clean up” the Property and releases Moody from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property.  CWI acknowledges and agrees that:  (a) CWI is an experienced and sophisticated owner of real property; (b) CWI has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable.  CWI acknowledges and agrees that Moody has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

3.6.4     The provisions of this Section 3.6 shall survive Closing.

ARTICLE 4

TRANSFER TAX, PRORATIONS AND OTHER CLOSING COSTS

4.1         Transfer Taxes; Reserves.  If the Alleghany County, City of Pittsburgh or any other Governmental Authority determines that documentary transfer taxes or similar fees or taxes (“Transfer Taxes”) are due in connection with the transactions contemplated hereby (when considered individually or when considered with any prior transfers of any direct or indirect ownership or other individual interests in the Hotel), Moody and CWI shall each be responsible for payment of one-half (1/2) of the amount of such Transfer Taxes at Closing.  CWI shall file all necessary Tax Returns with respect to all Transfer Taxes.

4.2         Prorations; Credits and Adjustments.

4.2.1     All assets and liabilities of the Hotel, determined in accordance with the Uniform System (provided that all non-Hotel assets and liabilities, if any, shall be determined in accordance with generally accepted accounting principles), shall be prorated (whether or not Moody or the Hotel shall have been invoiced therefor prior to the Cut-Off Time) as of 12:01 a.m. Eastern Daylight Time on the Closing Date (the “Cut-Off Time”).  In connection with the foregoing:

(a)          Moody has prepared a proforma of the accounting for the transaction that reflects how items subject to proration will be accounted for (the “Draft Closing Statement”).  The Draft Closing Statement reflects Moody’s good faith estimate of all of the prorations, credits and/or other adjustments to be made at Closing, a copy of which is attached hereto as Exhibit “G”; and

(b)          Not later than five (5) business days prior to the Closing, Moody shall update the Draft Closing Statement and cause a preliminary statement of prorations and adjustments required under this Section 4.2 or under any other provisions of this Agreement to be prepared and delivered to CWI for CWI’s review, with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Preliminary Closing Statement”); and

(c)          On the day prior to Closing, CWI and Moody will conduct inventories, examinations and audits of the Property as may be necessary to verify and/or make revisions to the Preliminary Closing Statement based on such audits, examinations and inventories, and on the night preceding the Closing immediately after the Cut-Off Time, CWI and Moody will make all final adjustments necessitated by such nights’ operations and prepare a final statement of prorations and adjustments required under this Section 4.2 with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Closing Statement”).

All prorations reflected on the Draft Closing Statement and the Preliminary Closing Statement shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

4.2.2     The following shall be prorated as of the Cut-Off Time:

(a)          expenses and other amounts payable under any Contracts;

(b)          costs and expenses related to construction, capital improvement and other similar work performed at the Hotel prior to the Cut-Off Time;

(c)          utility charges (including, without limitation, charges for phone service, cable television, gas, water, sewer and electricity);

(d)          installments of municipal and other governmental improvement liens and special assessments;

(e)          periodic license and permit fees;

(f)           revenues and expenses from any Hotel guest rooms and facilities (other than those set forth in clause (h) below) occupied on the evening immediately preceding the Cut-Off Time, including any Sales Taxes, room taxes and other taxes charged to guests in such rooms and all parking charges allocable to such rooms with respect to the evening immediately preceding the Cut-Off Time, shall be divided 50:50 between Moody and CWI (where a complete meeting package (“CMP”) guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that either Moody or Hotel Manager, as applicable, records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be prorated when orders for the same were received.  All revenues from restaurants and other service operations conducted at the Hotel shall be prorated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence.  The revenues referred to in this clause (g) are referred to collectively as “guest revenues”;

(g)          revenues and expenses from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be prorated based on when the function took place.  The revenues referred to in this clause (h) are referred to collectively as “conference revenues”;

(h)          the Rooms Ledger;

(i)           expenses for food and beverages and reserve stock of linens, towels, paper goods, soaps, cleaning and other supplies delivered prior to midnight;

(j)           prepaid rents and prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits (including the amount of unredeemed gift certificates, if any);

(k)          retail sales (including any tax on the sale of any Personal Property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions accrued as of the Cut-Off Time;

(l)           revenue relating to the common areas of the Hotel;

(m)         revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel;

(n)          all till money, cash-on-hand, and all sums in house banks for the Hotel, in which case all right, title and interest to the till money, cash-on-hand and house banks shall be assigned and conveyed by Moody to CWI and Moody shall receive a credit equal to the amount thereof, provided that, if Moody and CWI cannot mutually agree upon the amount of the till money, cash-on-hand and house banks, the provisions of this clause (o) shall be inapplicable and title to the till money, cash-on-hand and house banks shall remain with Moody;  and

(o)          such other items as are usually and customarily prorated between buyers and sellers of hotel properties in the area where the Hotel is located.

4.3         Utilities.  All suppliers of utilities shall be instructed by Moody to read meters or otherwise determine the charges owing as of the Closing for services prior thereto, which charges shall be allocated and, as mutually determined by the Parties, (i) be credited in an amount thereto to CWI at Closing; or (ii) allocated to and paid by Moody prior to or at Closing.

4.4         Inventories.  In the event that the inventories taken by Moody and CWI of the FF&E and Supplies immediately prior to Closing reveal deficiencies in the levels thereof against the respective Baseline Inventory Level, CWI shall receive a credit against the Purchase Price equal to the amount of such deficiency as mutually and reasonably determined by CWI and Moody.  Alternatively, in the event that the inventories taken by Moody and CWI of the FF&E and Supplies immediately prior to Closing reveal a surplus in the levels thereof against the respective Baseline Inventory Level, CWI shall purchase such excess (and, with respect to Consumables inventory, unopened surplus) inventories from Moody at a price equal to the cost thereof.  Stale or expired food and beverage or Consumables that are no longer marketable will not be included in the closing inventories.

4.5         Taxes and Assessments.

4.5.1     The Parties hereby agree that all sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder by any Governmental Authority, if any, shall be paid by Moody.  Moody shall file all necessary tax returns with respect to all such taxes.

4.5.2     Except as otherwise provided in this Agreement, from and after the date hereof, Moody shall indemnify and defend and hold  CWI harmless from and against (i) any and all taxes due and payable by CWI for any tax period ending on or before the Closing (a “Pre-Closing Tax Period”); (ii) except as provided in Sections 4.5.3 and 4.5.4  below, any and all taxes due and payable by Moody for a taxable period beginning prior to the day of the Closing and ending after the day of the Closing (the “Straddle Period”) which are allocable to Pre-Closing Tax Period, and (iii) all reasonable out-of-pocket third party costs and expenses, including reasonable legal fees and expenses, attributable to any item for which indemnification is provided in clauses (i) – (ii) above. With respect to a Straddle Period, taxes of Moody, other than taxes in Sections 4.5.3 and 4.5.4 below, allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the day of the Closing; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the day of the Closing and the portion of the Straddle Period ending after the day of the Closing in proportion to the number of days in each such period.

4.5.3     All unpaid real estate and personal property taxes and other assessments (including, without limitation, special assessments and improvement assessments) levied against the Property for a Straddle Period shall be prorated at Closing. Moody shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods ending on or prior to the day of the Closing and for the portion of the Straddle Period through the day of the Closing  and shall indemnify and defend and hold CWI harmless from and against such taxes, and CWI shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods beginning after the day of the Closing and for the portion of the Straddle Period after the day of the Closing and shall indemnify and defend and hold Moody harmless from and against any such taxes.  If the amount of any such taxes is not ascertainable at Closing, the proration for such taxes shall be estimated based on the most recent available bill; provided, however, that after the Closing, Moody and CWI shall re-prorate the taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are payable in installments, Moody shall, at the Closing, be responsible for any installments due prior to the Closing and CWI shall be responsible for any installments due on or after the Closing, provided that such assessments shall in any event be prorated between CWI and Moody as of the Cut-Off Time.

4.5.4     CWI and Moody each acknowledge that certain taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes and assessments may be business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes and assessments. For purposes of this Agreement, all of such taxes and assessments (expressly excluding (x) taxes and assessments covered in Section 4.5.3 of this Agreement, which shall be governed by the provisions of such Section, and (y) corporate franchise taxes, and federal, state and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated between Moody and CWI such that those attributable to the period ending on or prior to the day of the Closing shall be allocable to Moody and those attributable to the period beginning after the day of the Closing shall be allocable to CWI (with the attribution of such taxes and assessments hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes and assessments may be based). CWI shall receive a credit for any Operational Taxes attributable to the Straddle Period through the day of the Closing which Moody has not paid.  Except for the Operational Taxes for which (and in the amount for which) CWI has received a credit under this Section 4.5.4,  Moody shall be solely responsible for payment of the Operational Taxes with respect to any tax period ending on or prior to the day of the Closing and the Straddle Period through the day of the Closing and shall indemnify and defend and hold CWI harmless from and against such Operational Taxes, and CWI shall be solely responsible for payment of Operational Taxes with respect to any tax period beginning after the day of the Closing and the Straddle Period beginning after the day of the Closing (and those for which  and in amount for which it receives a credit) and shall indemnify and defend and hold Moody harmless from and against such Operational Taxes.

4.6         Post-Closing Prorations.

4.6.1     If accurate prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills), the Parties shall prorate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  Moody’s obligation to pay the Excluded Liabilities in full shall survive the Closing of the transaction contemplated by this Agreement.  If the Parties are unable to agree on any prorated items required to be contained in the Closing Statement at Closing, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by the Parties.  If any refund of any water rates and charges, sewer rents or similar items is issued after the Cut-Off Time for any period that includes the period prior to the Cut-Off Time, then such refund shall be applied as follows: first, to the cost incurred in obtaining such refund (and appropriately prorated based on the portion of said costs incurred prior to and after the Closing), and second, the balance of such refund, if any, shall be prorated as of the Cut-Off Time.  The provisions of this Section 4.6.1 shall survive the Closing.

4.6.2     Any prorations hereunder which cannot be finally determined as of Closing shall be re-prorated ninety (90) days after Closing to the extent possible consistent with the procedures set forth in Sections 4.2, 4.3, 4.4 and 4.5.  In the event that such re-proration results in an increase to the amount of Excluded Liabilities (the “Excess Liability Amount”), Moody will be responsible for making up any such underpayment by making a payment to CWI equal to such Excess Liability Amount within five (5) business days after such final determination.  In the event that such re-proration results in a decrease to the amount of Excluded Liabilities, CWI will be responsible for making up any such overpayment by reimbursing Moody in the amount equal to such overpayment within five (5) business days after such final determination.

4.7         Accounts Payable; Accounts Receivable.  All obligations and liabilities (for services and materials ordered, or otherwise) and accounts payable for the Hotel and the Real Property owing as of the Closing for merchandise, equipment, tour agents’ and travel agents’ commissions, advertisements, supplies and other materials and services shall be prorated between Moody and CWI as of the Closing Date.  Moody shall receive a credit for all prepaid expenses.  At the Closing, Moody shall deliver to CWI an update of Moody’s accounts receivable list.  Thereafter, CWI shall promptly remit to Moody all sums received by CWI in payment of any of Moody’s accounts receivables.  All sums received by CWI from a customer, guest or patron owing Moody under a Moody account receivable shall be credited, first, to the sums owing Moody, and then, to the extent any sums remain, to CWI.  For a period of twelve (12) months after the Closing Date, Moody shall have the right, from time to time, to inspect and audit the books and records of the Hotel that pertain to income and collections, at Moody’s sole cost and expense, and CWI shall provide reasonable access thereto to Moody upon not less than three (3) business days prior written notice, to verify receipt and payment of Moody’s accounts receivable.

4.8         Brokers; Commissions.  Moody represents and warrants to CWI that, except for Hodges Ward Elliott, Inc., Moody has not dealt with any real estate broker in connection with this transaction, nor has Moody been introduced to CWI by any real estate broker.  CWI represents and warrants to Moody that CWI has not dealt with any other real estate broker in connection with this transaction, nor has CWI been introduced to the Hotel or to Moody by any other real estate broker.  Each Party shall indemnify, defend and hold harmless the other from and against any Claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person, firm or corporation to a real estate brokerage commission or a finder’s fee or other similar compensation as a result of having dealt with such Party and/or its Affiliates in connection with this transaction.  The provisions of this Section 4.8 shall survive the Closing and any termination of this Agreement.

4.9         Closing Costs.  Except as otherwise expressly provided in this ARTICLE 4, or elsewhere in this Agreement, Moody and CWI shall be responsible for paying all of their own respective costs and expenses incurred thereby in connection with the transactions contemplated herein; provided, however, Moody shall receive a credit against the Purchase Price at Closing in the amount of Fifty Thousand Dollars ($50,000) in consideration for certain mutually agreed upon closing costs which CWI has agreed to reimburse Moody for.

4.10       Disputes.  Any dispute between the Parties as to the monetary amount of any such revenues or expenses (the “Disputed Amounts”) shall be resolved by binding arbitration conducted by an Expert mutually approved by CWI and Moody, provided that, in the event that the Parties are unable to agree upon an Expert within such period, the Expert shall be appointed by JAMS within two (2) business days thereafter.  Any arbitration shall be conducted pursuant to the JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”); provided, that no discovery shall be permitted other than pursuant to Rule 17(a) of the Rules.  Each Party shall promptly, and in no event later than seven (7) days following appointment of the Expert, submit to the Expert their respective positions with respect to the Disputed Amounts, including their specific valuations or other proposed amounts in connection therewith.  The Expert shall be instructed by the Parties to use its best efforts to make a reasoned final written determination within seven (7) days after the Parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the Disputed Amounts, final and binding on the Parties, of the Disputed Amounts presented to it.  The Expert shall rely solely on such written submissions by the Parties with respect to the matters at issue and shall not undertake an independent investigation.  In rendering its decision and any award with respect to any item, the Expert shall be permitted to choose only between the respective amounts or other position set forth by CWI or Moody, and shall not be permitted to render a decision that does not conform in all respects with either CWI’s or Moody’s respective amounts or other relief sought.  No Party (or any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Expert without the prior consent of the other Party.  As part of the award, the Expert shall designate the Party whose position is upheld, and such prevailing Party shall recover from the other Party all of its reasonably attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the Expert, expert witness fees, compensation for in-house counsel, and all other fees, costs and expenses incurred in connection with the resolution of the Dispute.

ARTICLE 5

REMEDIES

5.1         CWI’s Default.  In the event that CWI does not terminate this Agreement prior to the expiration of the Due Diligence Period, and CWI, thereafter, in breach of this Agreement (e.g., without the material breach or default by Moody under this Agreement or the failure of a condition to close hereunder), fails to close the transaction contemplated under this Agreement on the Closing Date, then within five (5) business days after written notice of such breach from Moody (which five (5) business days shall, if necessary, automatically extend the Closing Date to the expiration of such five (5) business day period), Moody shall be entitled to terminate this Agreement and retain the Earnest Money, which retention thereof (together the collection of reasonable attorneys’ fees incurred in connection therewith) shall be Moody’s sole and exclusive remedy under this Agreement, at law or in equity, for such breach of default to close the transaction contemplated under this Agreement.  THE PARTIES HAVE DISCUSSED THE POSSIBLE CONSEQUENCES TO MOODY IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT.  THE PARTIES HAVE DETERMINED AND HEREBY AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO MOODY OCCURRING IN THE EVENT OF CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT AND THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES PCI WOULD SUFFER IN THE EVENT OF CWI’S MATERIAL DEFAULT HEREUNDER, HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES IS AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSITED WITH ESCROW AGENT, AND IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT, MOODY SHALL BE ENTITLED TO RECEIVE AND RETAIN THE SAME AS FULLY AGREED LIQUIDATED DAMAGES.  MOODY WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST CWI, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE.  THE PAYMENT AND RETENTION OF THE EARNEST MONEY DEPOSITED WITH ESCROW AGENT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO MOODY.  UPON ANY SUCH BREACH OR DEFAULT AND FAILURE TO CLOSE BY CWI HEREUNDER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF MOODY TO RETAIN SUCH EARNEST MONEY AND RECOVER ANY AMOUNTS MOODY IS ENTITLED TO UNDER SECTION 9.17, AND EXCEPT AS EXPRESSLY PROVIDED ABOVE. THE PARTIES AGREE THAT, UNDER THE CIRCUMSTANCES OF THIS TRANSACTION AND THE MARKETPLACE AT THE TIME HEREOF, THIS LIQUIDATED DAMAGES PROVISION IS REASONABLE AND IN ACCORDANCE WITH CALIFORNIA LAW.

_____________________	____________________
MOODY’S INITIALS	CWI’S INITIALS

5.2         Moody’s Default.  In the event any breach or default by Moody under this Agreement (including a breach by Moody of any of its representations and warranties hereunder or Moody’s failure or refusal to perform its obligations hereunder), then CWI, as its sole remedy for a pre-Closing default, may elect as its sole and exclusive remedy either to (i) terminate this Agreement by written notice to Moody whereupon Escrow Agent shall immediately return the Earnest Money and obtain reimbursement from Moody of CWI’s actual (and reasonably verifiable) out of pocket expenses incurred in this transaction not to exceed One Hundred Twenty-Five Thousand Dollars ($125,000); or (ii) maintain an action for specific performance; provided that, in the event CWI elects to maintain an action for specific performance, (a) CWI shall provide written notice to Moody of CWI’s intention thereto, and (b) CWI’s claim for specific performance shall be filed against Moody on or before sixty (60) days following the Closing Date, failing which, CWI shall be barred from enforcing the obligations by specific performance.  In the event that a court prohibits specific performance or CWI fails to file its claim within the sixty (60) day period set forth in the immediately preceding sentence, CWI may pursue a claim for monetary damages in an amount not to exceed CWI’s actual (and reasonably verifiable) out of pocket expenses incurred in this transaction not to exceed One Hundred Twenty-Five Thousand Dollars ($125,000).

5.3         Post Closing Rights and Remedies.  Subject to Section 5.5 below, Moody and CWI shall have the right to exercise all rights and remedies available at law or in equity (including, without limitation, actual, consequential and other damages) with respect to any breach or default under this Agreement that occurs or that is otherwise discovered after the Closing.

5.4         Indemnification.

5.4.1     CWI hereby acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, Moody and its Affiliates and their respective parents, Affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees to the fullest extent provided by law, from and against, and for, any and all liability, claims, acts, actions, causes of actions, claims for relief, judgments, executions, counts, suits, proceedings, demands, lawsuits, claims of indemnity, expenses, pre-litigation procedures, accounts, reckonings, controversies, or any combination of the same, of any nature whatsoever, whether at law or equity, whether arising out of, from or under foreign, federal, state, and/or local law, statute, ordinance, regulation, common law, or any other source of law, whether sounding in contract or tort, or pursuant to statutory remedy, brought by or otherwise commenced on behalf of any third party (collectively, “Claims”), and all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses (including, without limitation, reasonable attorneys’ fees and costs, including litigation expenses incurred successfully defending allegations of intentional misconduct)(collectively, “Losses”) (but in all cases without duplication with respect to any and all payments made by or on behalf of Indemnitor for a breach or default (including, without limitation, payments made with respect to the underlying obligations in order to cure such a breach or default, but expressly excluding payments made with respect to any intentional breach or default) under the certificates and declarations provided to the Title Company in connection with the Closing hereunder (but excluding in either case, fraud or intentional misrepresentation by CWI (to the extent caused by CWI’s actions)), to the extent the Closing occurs and such Claims and Losses result from the use, management, operation, rental, maintenance and ownership of the Property, based upon acts, conduct or omissions occurring on or after the Closing, but expressly excluded any Claims or Losses for which CWI is entitled to indemnification for pursuant to Section 5.4.2 below.

5.4.2     Moody Management Corporation (“Indemnitor”) hereby acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, CWI and its Affiliates and their respective parents, Affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Related Parties”) to the fullest extent provided by law, from and against, and for, any and all Claims, and all Losses (but in all cases without duplication with respect to any and all payments made by or on behalf of Indemnitor for a breach or default (including, without limitation, payments made with respect to the underlying obligations in order to cure such a breach or default, but expressly excluding payments made with respect to any intentional breach or default) under the certificates and declarations provided to the Title Company in connection with the Closing hereunder (but excluding in either case, fraud or intentional misrepresentation by Moody (to the extent caused by Moody’s actions)), to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, the “Indemnity Obligations”): (i) any and all Excluded Liabilities; and (ii) any breach or default by Moody of this Agreement including, without limitation, the representations and warranties of Moody contained in, and as limited under, this Agreement (the “Representations and Warranties”).

5.4.3     In the event that any party making a Claim shall commence or file any lawsuit or proceeding (individually or collectively, a “Proceeding”) against CWI or any of the Related Parties, which Proceeding is reasonably likely result in any Claim subject to indemnification under this Section 5.4, then Indemnitor shall either, at its option and within ten (10) business days after notice by CWI to Indemnitor of the filing or commencement of any such Proceeding, promptly pay all amounts and otherwise take whatever commercially reasonable actions necessary to dismiss the Proceeding with prejudice; or undertake the defense thereof by counsel chosen by Indemnitor and approved by CWI (which approval shall not be unreasonably withheld or delayed), in which case (i) Indemnitor shall be obligated to contest and/or defend CWI or any of the Related Parties against such Proceeding, at Indemnitor’s sole cost and expense, and shall keep CWI apprised of the current status of such Proceeding at all times; (ii) Indemnitor shall be liable to CWI for all reasonable costs, and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by CWI in connection with such Proceeding; (iii) CWI shall cooperate in all reasonable respects with Indemnitor (at Indemnitor’s sole cost and expense) in the contest and/or defense of such Proceeding; (iv) Indemnitor shall promptly send to CWI copies of any material documents received by either Indemnitor or any Related Parties which relate to such Proceeding; and (v) CWI (or its agent or representative) shall have the right but not the obligation to attend meetings and/or conference calls (including, without limitation, with  such parties and the attorneys and/or representatives retained by Indemnitor and such parties) and to otherwise monitor any such Proceedings.  Notwithstanding the foregoing, (a) if the joint representation of CWI or the Related Parties (where CWI or the Related Parties are specifically named as parties to the applicable Proceeding) will create either an actual or potential conflict of interest in the defense of a Claim which conflict is unreasonable to waive, including, without limitation, arising under rules of professional responsibility applicable to legal counsel jointly representing CWI or the Related Parties, or material and reasonable divergence of business or litigation interests among the joint clients with respect to strategies or objectives in defending the Claim, or potential liability exposure in connection with such Claim; (b) if CWI reasonably determines that Indemnitor does not have the financial wherewithal to satisfy its respective Indemnity Obligations in any material  manner; or (c) if Indemnitor fails to (A) make one of the requisite elections under clauses (a) or (b) of this Section 5.4.3 prior to the expiration of such ten (10) business day period; or (B) in any way satisfy the foregoing requirements and obligations of this Section 5.4.3, CWI shall have the right, at Indemnitor’s sole cost and expense, to take whatever commercially reasonable actions are necessary to dismiss the Proceeding or to contest and/or defend itself and the Related Parties against such Proceeding, provided that CWI shall keep Indemnitor apprised of the current status of such Proceeding at all times.  In connection therewith, Indemnitor covenants and agrees to pay in advance, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by CWI in connection with such Proceeding.  Nothing contained in the foregoing or elsewhere in this Agreement shall apply to, or otherwise cause Indemnitor to pay for, any costs or expenses, including attorneys’ fees, incurred by CWI or the Related Parties in connection with any cross-complaint or other Claims which may be brought by CWI or the Related Parties with respect to the matters which are the subject of any such Proceeding or otherwise.

5.4.4     Indemnitor shall absolutely, irrevocably and unconditionally be liable for the Indemnity Obligations as a primary obligor. Indemnitor agrees to the provisions of this Agreement, and hereby irrevocably and unconditionally waives (i) notice of acceptance of this Agreement; (ii) notice of any amendment or extension of this Agreement; (iii) notice of the occurrence of any breach or default under this Agreement; (iv) notice of CWI’s transfer or disposition of the Indemnity Obligations, or any part thereof; (v) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (vi) any defense based upon any election, in any proceeding instituted under Title 11 of the United States Code (the “Federal Bankruptcy Code”), of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; or (vii) except as set forth herein, presentment, demand, protest and notice of any kind; and Indemnitor agrees that nothing contained herein shall prevent CWI from exercising any rights available to it hereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Indemnitor.  Indemnitor hereby authorizes and empowers CWI to exercise, in its respective sole discretion, any rights and remedies, or any combination thereof, which may then be available under this Agreement, since it is the intent and purpose of Indemnitor that the Indemnity Obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

5.4.5     Unless otherwise provided in this Agreement, the amount(s) of any Claims incurred by CWI, Indemnity Obligations and/or reimbursable expenses due and owing to CWI shall be paid to CWI by Indemnitor within thirty (30) days of a written demand therefor made by CWI upon Indemnitor.

5.4.6     Subject to Section 9.17 below, Indemnitor agrees that, with or without notice or demand, Indemnitor shall reimburse CWI for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs) incurred by CWI in connection with the enforcement of this Section 5.4, or in any Action or Proceeding brought by CWI against Indemnitor to enforce the Indemnity Obligations or any other obligation of Indemnitor under this Agreement, such reimbursement to be made with thirty (30) days of a written demand therefor.  If Indemnitor fails to so pay all or any sums due hereunder, the amount of such sums payable by Indemnitor to CWI shall bear interest from the date such amount is payable hereunder at a rate equal to the prevailing prime interest rate as published in The Wall Street Journal plus three percent (3%) per annum (but in no event to exceed the highest permissible legal rate of interest), until CWI receives payment in full (including accrued and unpaid interest thereon).

5.4.7     Each reference herein to CWI shall be deemed to include CWI’s successors and assigns.  Indemnitor shall not, in any event or under any circumstance, have the right, without obtaining the prior written approval of CWI (which approval may be granted or withheld in CWI’s sole and absolute discretion), to assign or transfer Indemnitor’s obligations and liabilities under this Agreement, in whole or in part, to any other Person, party or entity.  Nothing contained in this Section 5.4 shall be deemed to release, reduce or otherwise modify the obligations of Indemnitor under this Agreement.

5.4.8     If any Party hereto shall be a partnership and/or limited liability company, the agreements and obligations on the part of Indemnitor herein contained shall remain in full force and effect notwithstanding any changes in the individuals composing the partnership and/or the limited liability company, and the term “Indemnitor” shall include any altered or successive partnerships/limited liability companies, but the predecessor partnerships/limited liability companies shall not hereby be released from any obligation or liability hereunder.

5.4.9     Except as provided otherwise herein, no delay on the part of CWI in exercising any right or remedy under this Agreement, or failure to exercise the same, shall operate as a waiver in whole or in part of any such right or remedy.  No notice to or demand on Indemnitor shall be deemed to be a waiver of the obligations of Indemnitor or of the right of CWI to take further action as provided in this Agreement.

5.4.10   Indemnitor acknowledges that this Agreement, and Indemnitor’s obligations hereunder, are and shall at all times be absolute and unconditional in all respects, and is and shall at all times be valid and enforceable irrespective of any modification, impairment, abatement, reduction, release or limitation, in whole or part, of any obligation of Indemnitor pursuant to an order by a bankruptcy court or other court of competent jurisdiction in any proceeding brought under the Federal Bankruptcy Code, it being expressly acknowledged and agreed by Indemnitor that if any such modification, impairment, abatement, reduction, release or limitation, in whole or part, is so ordered in any such proceeding, Indemnitor’s obligations under this Agreement will nevertheless continue to be determined as if such order had not been issued.  This Agreement shall at all times thereafter remain effective in regard to any payments or other transfers of assets to CWI received from or on behalf of Indemnitor under or in respect of the Indemnity Obligations which are held voidable on the grounds of preference, fraudulent conveyance or otherwise.  Indemnitor’s obligations under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by any other circumstance raised as a defense to liability as a surety (rather than direct liability of a principal).

5.4.11   Indemnitor hereby represents and warrants to CWI as follows (which representations and warranties shall be given as of the date hereof):

(a)          Indemnitor has all necessary power and authority to own its respective assets and to conduct its respective business as presently conducted or proposed to be conducted and to enter into and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith.

(b)          This Agreement has been duly executed and delivered by Indemnitor.

(c)          This Agreement constitutes a legal, valid and binding obligation of Indemnitor, enforceable against Indemnitor in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered a proceeding in equity or at law).

(d)          Except as otherwise expressly provided herein, all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities that are required in connection with the valid execution, delivery and performance by Indemnitor of this Agreement have been obtained.

5.4.12   Indemnitor agrees that this Agreement shall continue to be effective, or if previously terminated as a result of Indemnitor having fulfilled Indemnitor’s obligations hereunder in full, or as a result of CWI having released Indemnitor from the obligations and liabilities hereunder, and shall without further act or instrument be reinstated and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof and not been made, and if applicable, as if such previous termination had not occurred, as the case may be, if at any time any payment or portion thereof is made by or on account of Indemnitor to CWI, and such payment is set aside by any court or trustee having jurisdiction as a voidable preference or fraudulent conveyance, rescinded or must otherwise be returned by CWI upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Indemnitor, all as though such payment had not been made, provided that in any such circumstance such payment is returned to and received by either Indemnitor.

5.4.13   Moody agrees that nothing contained in this Section 5.4 shall prevent CWI from exercising any rights available to it hereunder (including, without limitation, all rights and remedies available at law or in equity) and that the exercise of the aforesaid rights shall not constitute a legal or equitable discharge of any Moody.  Moody hereby authorizes and empowers CWI to exercise, in its respective sole discretion, any right and remedies, or any combination thereof, which may then be available under this Agreement, since it is the intent and purpose of Moody that, except as otherwise set forth in this Section 5.4, the Indemnity Obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

5.5         Limitation on Liability.  Notwithstanding anything to the contrary contained in this Agreement, except as to Moody’s fraud, any claim that CWI may have during the Survival Period against Moody for any breach of the representations and warranties contained in Section 3.1 will not be valid or effective, and Moody shall have no liability with respect thereto, unless the aggregate of all valid claims exceed Fifty Thousand Dollars ($50,000).  Furthermore, Moody’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed One Million Two Hundred Thousand Dollars ($1,200,000) in the aggregate.  The liability of each Party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each part hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages.  The provisions of this Section 5.5 shall survive the termination of this Agreement

ARTICLE 6

CONDITIONS TO CLOSING

6.1         Conditions to CWI’s Obligations.  CWI’s obligation to consummate the acquisition and to fund the Purchase Price contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.1.1     No Breaches.  Subject to Section 3.3, Moody’s representations, warranties and covenants (including, without limitation, the covenants set forth in Section 3.5) set forth in this Agreement shall be true and correct in all material respects.

6.1.2     No Defaults.  Moody shall not have materially defaulted in the performance of any of their respective obligations hereunder.

6.1.3     Title Policies.  The Title Company shall be unconditionally obligated and prepared, subject only to payment by Moody of the applicable premium and other related charges, to issue the Title Policies.

6.1.4     Termination of Management Agreement.  The existing Management Agreement shall be terminated by Moody and Hotel Manager.

6.1.5     Transfer Taxes.  Moody shall deliver any Transfer Tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all

Transfer Taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Moody and approved by CWI and duly executed by Moody.

6.1.6     Liquor License Confirmation.  Moody shall or shall cause Hotel Manager to, to the extent permitted by applicable Law, transfer any license or permit required for the service of alcoholic beverages at the Hotel (a “Liquor Permit”) to CWI (or, at the request of CWI, to CWI’s hotel manager) at Closing.  If the Liquor Permit cannot be transferred to CWI or CWI’s Manager by Moody or Manager, or otherwise obtained by CWI prior to the scheduled Closing, then, to the extent permitted by applicable Law, Moody or Manager, as the case may be, shall cooperate with CWI by entering an interim alcoholic beverage management agreement, in form and substance reasonably satisfactory to CWI, with respect to the sale of alcoholic beverages at the Hotel, at no additional cost to Moody (or Hotel Manager).  Moody shall cooperate with CWI if CWI elects to apply for an interim/temporary liquor license so that alcoholic beverages may continue to be served at the Hotel pending issuance of the permanent Liquor Permit, at no additional cost to Moody.

6.1.7     Termination of Master Lease; Assignment of Parking Lease.  The Master Lease shall be terminated by Moody MT and Moody S.  In addition, Moody shall cause the Parking Lease to be transferred and assigned to CWI pursuant to an assignment and assumption agreement, in a form reasonably acceptable to Moody and CWI, and Moody shall have obtained the written approval of such assignment of the Parking Lease from DA Associates and CJV Associates as required pursuant to the terms and conditions of the Parking Lease.

6.1.8     Delivery of Documents.  At or prior to Closing, Moody shall have delivered to CWI or to the Title Company to hold in escrow, two (2) fully executed, original counter parties of the following:

(a)          an original deed, in the form attached hereto as Exhibit “M”, prepared and executed by Moody and acknowledged before a notary public in the manner provided under the laws of the State of Pennsylvania, assigning, conveying and transferring to CWI, the Real Property;

(b)          an original bill of sale, in substantially the form annexed hereto as Exhibit “H”, containing a warranty of title, duly executed and acknowledged by Moody, sufficient to convey to CWI, good and indefeasible title, free of all liens, encumbrances and security interests, in and to the personal property (the “Bill of Sale”);

(c)          an assignment and assumption of Contracts and Permits, in the form attached hereto as Exhibit “J”, executed by Moody, assigning and conveying to CWI, the Contracts and Permits (the “Assignment of Contracts and Permits”);

(d)          an assignment of Intangible Property, in the form attached hereto as Exhibit “K”, executed by Moody, assigning and conveying to CWI, the Intangible Property (the “Assignment of Intangible Property”);

(e)          the new franchise agreement, the form, terms and conditions of which are customarily provided by Franchisor, dated as of the Closing Date, fully executed by CWI (or its Affiliate) and Franchisor;

(f)           the Foreign Investment in Real Property Tax Act affidavit in substantially the form annexed hereto as Exhibit “I” duly executed by Moody;

(g)          an estoppel from Starbucks Corporation, DA Associates and CJV Associates with respect to their Space Lease at the Hotel, in a form reasonably acceptable to CWI and consistent with the provisions and limitations set forth in the respective Space Lease;

(h)          a Closing Statement mutually approved and executed by Moody;

(i)           any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in this Section 6.1 and Section 6.2 below has occurred.

6.2         Conditions to Moody’s Obligations.  Moody’s obligation to consummate the transfer and assignment of the Hotel and the Property contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.2.1     No Breaches.  Each of CWI’s representations and warranties set forth in this Agreement shall be true and correct in all material respects;

6.2.2     No Defaults.  CWI shall not have materially defaulted in the performance of any obligations hereunder.

6.2.3     Delivery of Documents.  At or prior to Closing, CWI shall have delivered to Moody, two (2) fully executed, original counterparts of the following:

(a)          a Closing Statement mutually approved and executed by CWI; and

(b)          an original Bill of Sale duly executed and acknowledged by CWI;

(c)          an original Assignment of Contracts and Permits executed by CWI;

(d)          an original Assignment of Intangible Property executed by CWI;

(e)          any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

6.2.4     Purchase Price.  CWI shall have funded the Purchase Price to Escrow Agent via wire transfer in immediately available funds.

6.2.5     Franchise Agreement.  Moody shall have received from Franchisor a termination of the Franchise Agreement, together with all customary releases of Moody, in such form as is customarily provided by Franchisor, dated as of the Closing Date.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in Sections 6.1 and Section 6.2 has occurred.

ARTICLE 7

WAIVER OF TRIAL BY JURY; CONSENT

7.1         Waiver.  To the extent permitted by law, CWI and Moody hereby expressly waive any right to trial by jury of any Claim, demand, Action, cause of action, or Proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the Parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise.  To the extent they may legally do so, CWI and Moody hereby agree that any such Claim, demand, Action, cause of action, or Proceeding shall be decided by a court trial without a jury and that any Party hereto may file an original counterpart or a copy of this ARTICLE 7 with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

7.2         Consent to Jurisdiction.  To the fullest extent permitted by law, CWI and Moody hereby irrevocably consents and agrees, for the benefit of each Party, that any legal Action, suit or Proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in any federal or state court sitting in Pittsburgh, Pennsylvania (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts of each such Designated Court) with respect to any such Action, suit or Proceeding.  Each Party hereto also hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal Action, suit or Proceeding against it shall brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such Action, suit or Proceeding.  Each Party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or Proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such Action, suit or Proceeding brought therein has been brought in any inconvenient forum.

ARTICLE 8

CASUALTY AND CONDEMNATION

8.1         Casualty and Condemnation.  If, prior to the Closing, Material Damage occurs or an action with regard to a Material Taking is commenced with respect to the Hotel, then:

(a)          if, prior to Closing, an action for condemnation or similar taking is commenced or threatened with respect to any portion of the Hotel but the same would not, if consummated, constitute a Material Taking, then CWI shall remain obligated to close hereunder without a reduction to the Purchase Price but all condemnation proceeds and other awards (other than proceeds and awards not awarded to Moody or its Affiliates) shall be paid to CWI; or if, prior to Closing, either Party, within five (5) business days of discovery of the action or threatened action regarding a Material Taking may elect to terminate this Agreement by delivery of written notice to the other Party whereupon Escrow Agent shall immediately return the Earnest Money to CWI and, in which event, except for the provisions in this Agreement that expressly survive the Closing or earlier termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof; provided, however, if CWI and Moody elect not to so terminate this Agreement pursuant to the above, then the transactions contemplated hereby shall be closed without a reduction in the Purchase Price but all condemnation proceeds and other awards (other than proceeds and awards not awarded to Moody or its Affiliates) shall be paid to CWI; or

(b)          if, prior to Closing, any of the improvements on the Hotel are damaged or destroyed but such damage does not constitute Material Damage, then CWI shall remain obligated to close hereunder without a reduction in the Purchase Price but any insurance proceeds and other awards (other than proceeds and awards not owned by Moody or its Affiliates) shall be paid to CWI and Moody shall have paid any deductible; or, if prior to the Closing, Material Damage occurs, then either Party, within five (5) business days of discovery of the events constituting Material Damage may elect to terminate this Agreement by delivery of written notice to the other Party whereupon Escrow Agent shall immediately return the Earnest Money to CWI and, in which event, except for the Surviving Obligations, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof; and if both CWI and Moody elect not to so terminate this Agreement pursuant to the above, then the transaction contemplated hereby shall be closed without a reduction in the Purchase Price but Moody shall pay any deductible and any insurance proceeds and other awards (other than proceeds and awards not owned by Moody or its Affiliates) shall be paid to CWI.

ARTICLE 9

MISCELLANEOUS

9.1         Amendments.  No amendment, modification, supplement or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any Party hereto shall be effective unless the same shall be in writing and signed by all the Parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2         Notices.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; or (iv) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile).  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

(a)          on the first (1st) business day on or after the date of the personal delivery;

(b)          on the first (1st) business day on or after the date of the signed receipt for certified or registered mail;

(c)          on the next business day for overnight delivery service; or

(d)          on the first (1st) business day on or after the date of receipt for facsimile.

Notices directed to a Party shall be delivered to the parties at the address or facsimile number as set forth below, or at such other address or facsimile number as may be specified by written notice given in conformity with the terms of this Section 9.2:

If to Moody:

c/o Moody National Realty Company, LP
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody/ Lisa Bunner
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
bmoody@moodynational.com/
lbunner@moodynational.com

with a copy to:

Mr. Adam S. Wilk

Sneed, Vine & Perry, P.C.

900 Congress, Suite 300

Austin, Texas 78701

Telephone No. (512) 494-3126

E-Mail:  awilk@sneedvine.com

If to CWI, then to:

Carey Watermark Investors Incorporated
c/o Watermark Capital Partners, LLC
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention:  Michael Medzigian
Telephone No.:  847.482.8600
Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA  90071
Attention: Rick S. Kirkbride, Esq.
Telephone No.:  213.683.6261
Email:  rickkirkbride@paulhastings.com

Any counsel designated above or any replacement counsel who may be designated by CWI or Moody or such counsel by written notice to the other Parties is hereby authorized to give notices hereunder on behalf of its client.

9.3         Further Assurances.  Each Party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the Parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, however, no Party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such Party hereunder or materially reduce the rights and benefits of such Party hereunder.

9.4         Entire Agreement.  This Agreement constitutes the final, complete and exclusive statement of the agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings.  No Party hereto has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty other than those expressly set forth herein.

9.5         Execution in Counterparts.  This Agreement may be executed by facsimile signature in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together constitute one and the same instrument.

9.6         Time.  Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

9.7         Amendments.  No amendment, modification or supplement of any provision of this Agreement will be valid or binding unless such amendment, modification or supplement is in writing and signed by all Parties hereto.

9.8         Waivers.  No waiver of any provision, condition, requirement or breach of or under this Agreement will be effective unless it is in writing and signed by the waiving party.  No such waiver will be deemed to be a waiver of any other provision, condition, requirement or breach, whether or not the waived provision, condition, requirement or breach is similar to such other provision, condition, requirement or breach.  No failure or delay by any Party hereto to exercise any right, power or remedy hereunder in any manner will operate as a waiver thereof or preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.9         Severability.  Whenever possible, each provision of this Agreement is to be construed in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court or an arbitral panel of competent jurisdiction to be illegal, invalid or unenforceable under applicable law, then such provision will be ineffective only to the extent of such illegality, invalidity or unenforceability, without affecting the remainder of this Agreement.

9.10       Construction.  Each Party hereto acknowledges that it and its counsel have participated fully in the negotiation, review and revision of this Agreement.  Accordingly, each provision of this Agreement will be construed according to its fair meaning and not strictly for or against any party, regardless of whether such provision was drafted by or at the request of a particular Party or such Party’s counsel.

9.11       Headings.  The headings contained in this Agreement are included for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

9.12       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

9.13       Cumulative Rights and Remedies.  Except as otherwise specifically provided herein, the rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

9.14       Assignment.  Neither this Agreement nor any right, interest nor obligation hereunder may be assigned by Moody (except as otherwise contemplated herein), and any attempt to make any such an assignment shall be null and void.  Notwithstanding the foregoing, CWI may transfer this Agreement to any Affiliate of CWI without the consent of Moody; provided, however, any such assignment (including one to CWI’s Affiliate) shall not relieve CWI of its pre-Closing obligations under this Agreement.

9.15       Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

9.16       No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties hereto and their respective heirs, successors and permitted assigns.

9.17       Attorneys’ Fees.  If any lawsuit or arbitration or other Legal Proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

9.18       Exclusivity.  Unless and until the earlier of (i) the termination of this Agreement pursuant to the terms and conditions hereof or (ii) the Closing Date, neither Moody, nor any Affiliate nor any of their respective members, partners, or agents (including, without limitation, the Broker) shall offer the Property, entertain and/or solicit offers for the Property or otherwise negotiate for the sale of the Property or make any information about the Property available (for purpose of sale or refinance) to any Person other than CWI, its Affiliates and their respective designees, agents and/or authorized third parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase and Sale Agreement to be duly executed as of the date first above written.

SELLERS:

MOODY NATIONAL CY SHADYSIDE S, LLC,
a Delaware limited liability company

By: /s/ Brett Moody

Name:  Brett Moody
Title: Authorized Agent

MOODY NATIONAL CY SHADYSIDE MT, LLC,
a Delaware limited liability company

By:  /s/ Brett Moody

Name:  Brett Moody

Title: Authorized Agent

PURCHASER:

CWI SHADYSIDE HOTEL, LLC,
a Delaware limited liability company

By:  /s/ Michael G. Medzigian

Name:  Michael G. Medzigian

Title:  Chief Executive Officer and President

INDEMNITOR:

MOODY MANAGEMENT CORPORATION,
a Texas corporation

By:  /s/ Brett Moody
Name: Brett Moody
Title: President

EXHIBIT “A”

DEFINITIONS

“Action” means any action, suit, Proceeding, arbitration or investigation by or before any Governmental Authority.

“Advance Deposits” shall have the meaning set forth in Section 2.1.2(g).

“Affiliate” means, with respect to any Person or entity, any other Person or entity directly or indirectly controlling, controlled by or under common control with such Person or entity.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person or entity, or the power to veto major policy decisions of such Person or entity, whether through the ownership of voting securities, by agreement, or otherwise.  Notwithstanding the foregoing, Carey, CWII and WCP or any entity managed or advised by Carey, CWII or WCP or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CWI for all purposes under this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“ALTA Survey” shall have the meaning set forth in Section 2.7.1.

“Approved Liabilities” shall have the meaning set forth in Section 3.1.2.

“Assignment of Contracts and Permits” shall have the meaning set forth in Section 6.1.8(c).

“Assignment of Intangible Property” shall have the meaning set forth in Section 6.1.8(d).

“Audit Representation Letter” shall have the meaning set forth in Section 3.5(g).

“Baseline Inventory Level” shall have the meaning set forth in Section 3.5(b).

“Bill of Sale” shall have the meaning set forth in Section 6.1.8(b).

“Bookings” shall have the meaning set forth in Section 2.1.2(g).

“Carey” means W.P. Carey & Co., LLC, a Delaware limited liability company.

“CJV Associates” shall have the meaning set for in the Recitals.

“Claims” shall have the meaning set forth in Section 5.4.1.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Closing Statement” shall have the meaning set forth in Section 4.2.1(c).

“CMP” shall have the meaning set forth in Section 4.2.2(f).

A-1

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consumables” shall have the meaning set forth in Section 2.1.2(b).

“Contracts” shall have the meaning set forth in Section 2.1.2(d).

“Cut-Off Time” shall have the meaning set forth in Section 4.2.1.

“CWI” shall have the meaning set forth in the Preamble.

“CWII” means Carey Watermark Investors Incorporated, a Maryland corporation.

“DA Associates” shall have the meaning set for in the Recitals.

“Designated Courts” shall have the meaning set forth in Section 7.2.

“Disputed Amounts” shall have the meaning set forth in Section 4.10.

“Draft Closing Statement” shall have the meaning set forth in Section 4.2.1(a).

“Due Diligence Period” shall have the meaning set forth in Section 2.6.1.

“Earnest Money” shall have the meaning set forth in Section 2.3.3.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract (whether oral or written) between the Hotel Manager and any current or former employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with a current or former employee which is terminable “at will” without any obligation on the part of Hotel Manager, Moody or its Subsidiaries or Affiliates to make any payments or provide any benefits in connection with such termination.

“Environmental Conditions” shall have the meaning set forth in Section 3.6.3.

“Environmental Laws” means all federal, state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials) and the Puerto Rico Environmental Public Policy Act, 12

Exhibit “A”-2

L.P.R.A. Sec. 8001, et seq., and the rules and regulations promulgated thereunder; any state, local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment Leases” shall have the meaning set forth in Section 2.1.2(e).

“Escrow Agent” shall have the meaning set forth in Section 2.3.1.

“Escrow Instructions” shall have the meaning set forth in Section 2.3.1.

“Excess Liability Amount” shall have the meaning set forth in Section 4.6.2.

“Excluded Assets” shall have the meaning set forth in Section 2.1.3.

“Excluded Liabilities” means any lien, encumbrance, liability or obligation of any nature whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Hotel (to the extent accrued as of the Closing whether known to have existed by Moody at the Closing or otherwise and whether constituting a breach of any representation or warranty by Moody set forth in this Agreement or not, including, without limitation, any and all obligations and liabilities that are known to Moody as of the Closing or become known to Moody after the Closing for acts or omissions (including, without limitation, personal injury or property damage or breach of contract) the events giving rise to which occurred prior to the Closing (whether known to have existed at the Closing or otherwise), including, but not limited to (subject to the foregoing limitations):  (i) indebtedness, obligations and guarantees not included within the definition of Post-Closing Accruals; (ii) any and all accounts payable or other trade payables not included within the definition of Post-Closing Accruals; (iii) monetary title encumbrances not included in Permitted Exceptions which exist as of the Closing (to the extent not otherwise insured against in and recovered under the Title Policies); (iv) obligations or liabilities relating to acts or omissions of Moody or any of its respective Affiliates occurring prior to the Closing or resulting from events occurring prior to Closing; (v) to the extent not included within the definition of Post-Closing Accruals, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Moody or any of its respective Affiliates with respect to periods prior to the Closing, and any interest, additions to tax, loss of elections, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due of which may come due and owing under applicable Law); (vi) any liability arising from the termination, discharge, lay-off or other separation from employment of Hotel Manager’s, Moody’s or any of its respective Affiliates’ employees prior to the Closing, except as otherwise set forth in this Agreement; (vii) any liability or obligation arising as a result of any grievances or any unfair labor practice charges, any Equal Employment Opportunity Commission claims, wage and hour claims, and unemployment compensation claims, in each case for periods prior to the Closing; (viii) liability incurred or accrued prior to the Closing for any workers’ compensation premiums or claims pertaining to periods prior to the Closing or for any common law or statutory claim by an employee or any other person for any injury, occupational disease, aggravation of a previously existing injury or disease; (ix) liabilities arising from any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing as a result of any violation of Environmental Laws; (x) except as otherwise provided in Section 4.8, liabilities or obligations of Moody or its Affiliates for brokerage or other commissions relating to the transactions contemplated herein; (xi) liabilities relating to or arising from any contracts between Moody and any of its Affiliates; (xii) liabilities relating to or arising from post-retirement health care benefits owed or to be owed by the Hotel Manager to its employees or former employees, as the case may be, for employment relating to the period prior to the Closing; (xiii) liabilities under or in

Exhibit “A”-3

connection with any employee benefit plan incurred or accrued prior to the Closing; (xiv) any other liabilities arising from the Hotel Manager’s, employees’ employment, whether imposed by operation of an Employment Agreements or contracts, employee manuals or handbooks or personnel policies or otherwise, including, but not limited to, any wage claims, holiday, vacation, personal day and sick pay benefits, severance or layoff benefits, employee health (including claims for COBRA coverage), welfare and pension plan benefits, Section 401(k) of the Code and profit sharing and bonus plan benefits, WARN obligations, pending grievances and/or arbitrations back pay and/or benefits, any other Taft-Hartley Fund benefits, pension fund withdrawal liability, workers’ compensation liabilities, savings bonds and wage garnishments or assignments, union agency fees, union dues, employment discrimination, wrongful termination or similar claims incurred or accrued before the Closing; (xv) any security and other deposits, advance or prepaid rents, and key money (including any interest thereon) not prorated pursuant to this Agreement and held by Moody from tenants of the Hotel with Space Leases in effect as of the Closing; (xvi) any liability or obligation for Advance Deposits if any deposits related thereto are not prorated pursuant to this Agreement; (xvii) any outstanding gift certificates, gift cards and other such items that allow third parties to use rooms and other items at no charge or at discounted rates that are not listed as an Post-Closing Accruals attached hereto; (xviii) to the extent not included within the definition of Post-Closing Accruals, any liability with respect to goods and services or the purchase of goods and services to the extent such goods were delivered at the Hotel or the services were rendered prior to or at the Closing; (xix) to the extent not included within the definition of Post-Closing Accruals, all liability for Moody’s purchase money obligations whether structured as debt, lease or otherwise; and (xx) all liabilities or obligations for due bill contracts or other “trade out” liabilities not included within the definition of Post-Closing Accruals.  Notwithstanding anything to the contrary in this definition or in this Agreement, “Excluded Liabilities” shall not include any amounts or claims described in Section 5.3(ii) of this Agreement.

“Expert” shall mean an independent, nationally (U.S.) recognized consulting firm or individual with expertise in the operation of hotel, resorts and restaurants facilities who is qualified to resolve the issue in question, and who is appointed in each instance pursuant to and in accordance with Section 4.10.

“Federal Bankruptcy Code” shall have the meaning set forth in Section 5.4.4.

“FF&E” means all tangible personal property and fixtures of any kind (other than personal property owned by guests or tenants of the Hotel) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Hotel as of the Effective Date, including, without limitation, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors an equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bard equipment, apparatus and utensils.

“Franchise Agreement” shall mean that certain Relicensing Franchise Agreement dated March 20, 2008 between Franchisor and Moody MT with respect to the Hotel.

Exhibit “A”-4

“Franchisor” shall mean Marriott International, Inc.

“Franchisor Approval” shall have the meaning set forth in Section 2.8.

“Franchisor Approval Period” shall have the meaning set forth in Section 2.8.

“Good Faith Deposit” shall have the meaning set forth in Section 2.3.2.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

“Hazardous Materials” means (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as “hazardous substances,” hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or other similar term intended to define, list or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”, (ii) oil, petroleum or petroleum derivative substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (vii) infectious waste.

“Hotel” shall have the meaning set forth in the Recitals.

“Hotel Manager” shall mean Concord Hospitality Enterprises, Inc.

“Indemnitor” shall have the meaning set forth in Section 5.4.2.

“Indemnity Obligations” shall have the meaning set forth in Section 5.4.2.

“Intangible Property” shall mean all intangibles owned or used by Moody in the ownership and operation of the Hotel.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how, technology, processes, designs and all documentation relating to any of the foregoing; (ii) works of authorship and art in any media, and all copyrights, copyright registrations and applications therefor, and all other rights, including authors’ or moral rights, corresponding thereto throughout the universe; (iii) all computer software not purchased from or licensed by a third party, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (iv) all trademarks, service marks, trade dress, trade names, designs, logos, slogans and general intangibles of like nature, including those existing under common law and all registrations and applications therefor throughout the universe, and all goodwill associated with or symbolized by any of the foregoing; (v) all Internet domain names; (vi) with respect to all of the foregoing, all rights, benefits, privileges, causes of action and remedies, including the right to bring an Action in law for infringement or other impairment of rights, benefits or privileges, including the right to receive and retain damages, proceeds or any other legal or equitable protections; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the universe.

Exhibit “A”-5

“Intervening Lien” shall have the meaning set forth in Section 2.7.2.

“Investigation Documents” shall have the meaning set forth in Section 2.6.2.

“IRS” shall mean the Internal Revenue Service.

“Land” shall have the meaning set forth in Section 2.1.1(a).

“Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action of any applicable Governmental Authority.

“Liquor Permit” shall have the meaning set forth in Section 6.1.6.

“Losses” shall have the meaning set forth in Section 5.4.1.

“Management Agreement” shall mean that certain Management Agreement effective on or about March 18, 2008 between Moody National CY Pitts Shadyside PA, LLC, a Delaware limited liability company as Owner and Concord Hosptiality Enterprises Company, a Delaware corporation as Manager.

“Master Lease” shall have the meaning set forth in the Recitals.

“Material Damage” means damage that is reasonably estimated to cost in excess of Two Hundred Fifty Thousand Dollars ($250,000) to repair.

“Material Taking” means the permanent taking, or temporary taking of such portion of the Property (or access thereto) that includes any portion of the Hotel, or results in a taking of any of the portion of the Land that is reasonably likely to interfere in more than a de minimus manner in the operation of the Hotel.

“Moody” shall have the meaning set forth in the Preamble.

“Moody MT” shall have the meaning set forth in the Preamble.

“Moody S” shall have the meaning set forth in the Preamble.

“Operational Taxes” shall have the meaning set forth in Section 4.5.4.

“Parking Lease” shall have the meaning set forth in the Recitals.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permits” shall have the meaning set forth in Section 2.1.2(h).

“Permitted Exceptions” shall have the meaning set forth in Section 2.7.3.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, organization, trust, union, association or Governmental Authority.

“Personal Property” shall have the meaning set forth in Section 2.1.2.

Exhibit “A”-6

“Preliminary Closing Statement” shall have the meaning set forth in Section 4.2.1(b).

“Proceeding” shall have the meaning set forth in Section 5.4.3.

“Property” shall have the meaning set forth in Section 2.1.2.

“PTR Exceptions” shall have the meaning set forth in Section 2.7.1.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall have the meaning set forth in Section 2.1.1.

“Related Parties” shall have the meaning set forth in Section 5.4.2.

“Representations and Warranties” shall have the meaning set forth in Section 5.4.2(ii).

“Rooms Ledger” means the final night’s room revenue for each of the respective Hotel (revenue from rooms occupied as of 6:00 a.m. on the Closing, exclusive of food, beverage, telephone and similar charges charged or incurred as of the Cut-Off Time which shall be retained by Moody with CWI entitled to any such charges charged or incurred after the Cut-Off Time), including any Sales Taxes, room taxes or other taxes thereon.

“Rules” shall have the meaning set forth in Section 4.10.

“Sales Taxes” shall have the meaning set forth in Section 3.1.3.

“Second Deposit” shall have the meaning set forth in Section 2.3.3.

“Space Leases” shall have the meaning set forth in Section 3.1.11.

“Straddle Period” shall have the meaning set forth in Section 4.5.2.

“Subsidiary” or “Subsidiaries” shall mean any Person in which another Person, directly or indirectly through subsidiaries or otherwise, beneficially owns either (i) more than fifty percent (50%) of either the equity interests in; or (ii) any of the voting control of, such Person.

“Supplies” means all merchandise, supplies, inventory and other items used for the operating and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Hotel, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationary, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding, guest cleaning, paper and other supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, health clubs, spas, fitness centers, indoor or outdoor sports facilities (e.g., tennis courts), restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey Exceptions” shall have the meaning set forth in Section 2.7.1.

“Surviving Obligations” shall have the meaning set forth in Section 2.3.2.

Exhibit “A”-7

“Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Title Company” shall have the meaning set forth in Section 2.7.1.

“Title Endorsements” shall have the meaning set forth in Section 2.7.3.

“Title Exceptions” shall have the meaning set forth in Section 2.7.1.

“Title Policy” shall have the meaning set forth in Section 2.7.3.

“Title Report” shall have the meaning set forth in Section 2.7.1.

“Transfer Taxes” shall have the meaning set forth in Section 4.1.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).

“WCP” means Watermark Capital Partners, LLC, a Delaware limited liability company.

Exhibit “A”-8

EXHIBIT “B”

LEGAL DESCRIPTION

PARCEL A (FEE PARCEL)

ALL that certain lot or parcel of ground situate in the Eighth Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being more particularly bounded and described as follows:

BEGINNING at a point at the intersection of the Southerly line Baum Boulevard, S.R. 0400, Variable Width (as widened by Commonwealth of Pennsylvania in Deed Book Volume 5281, page 341) and the southwesterly line of Liberty Avenue, 80 feet wide; thence from said place of beginning and along the Southwesterly right of way line of Liberty Avenue, the following four courses and distances: South 53° 34’ 30” East, a distance of 211.89 feet to a point; thence South 45 degrees, 38 feet 44 inches East, a distance of 100.99 feet to a point; thence South 33° 02’ 01” East, a distance of 2.82 feet to a point on a curve; thence by an arc of a curve deflecting to the right in a Southwesterly direction having a radius of 34.34 feet an arc distance of 40.77, to a point on the Northerly line of Centre Avenue, 60 feet wide; thence along said right of way line of Centre Avenue South 70° 01’ 00” West, a distance of 257.80 feet to a rebar found; thence leaving said right-of-way North 19° 57’ 30” East, a distance of 295.34 feet to a 2” post on the Southerly right of way line of Baum Boulevard; thence along said right of way line of Baum Boulevard; thence along said right of way line of Baum Boulevard North 71° 36’ 50” East, a distance of 127.96 feet to the place of beginning.

Being also described in accordance with that certain ALTA/ACSM Land Title Survey Prepared by LANDCO, L.P., dated 2/22/07 as follows:

ALL that certain lot or parcel of ground situate in the Eighth Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being more particularly described as follows:

BEGINNING at an .L. cut set in the concrete walk at the intersection of the Southerly line of Baum Boulevard, S.R. 0400, Variable Width (as widened by Commonwealth of Pennsylvania in Deed Book Volume 5281, page 341) and the southwesterly line of Liberty Avenue, 80 feet wide; thence from said place of beginning and along the Southwesterly right of way line of Liberty Avenue, the following four courses and distances: South 53° 34. 30. East, a distance of 211.89 feet to a point; thence South 45° 38.44. East, a distance of 100.99 feet to a point; thence South 33° 02. 01. East, a distance of 2.82 feet to a point on a curve; thence by an arc of a curve deflecting to the right in a Southwesterly direction having a radius of 34.34 feet an arc distance of 40.77 feet, with a chord bearing South 36°00.19. West, a distance of 38.42 feet to a point on the Northerly line of Centre Avenue, 60 feet wide; thence along said right of way line of Centre Avenue South 70° 01. 00. West, a distance of 257.80 feet to a rebar found; thence leaving said right of way, North 19° 57. 30. West, a distance of 295.34 feet to an .L. cut set in the concrete walk on the Southerly right of way line of Baum Boulevard; thence along said right of way line of Baum Boulevard; North 71° 36. 50. East, a distance of 127.96 feet to the place of beginning.  Intending to convey 64,304 +/- square feet or 1.48 +/- acres of land.

Exhibit “B”

PARCEL B (LEASEHOLD PARCEL)

ALL that certain lot or parcel of ground situate in the Eighth Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being more particularly bounded and described in accordance with that certain ALTA/ACSM Land Title Survey prepared by Civil & Environmental Consultants, Inc. dated October 11,2004, certified October 20, 2004 as follows:

BEGINNING at a point on the easterly line of South Aiken Avenue, 50 feet wide at the dividing line of property now or formerly Michael C. Dinardo, trustee, et al, and property now or formerly of C.J.V. Associates; thence along the dividing line of property now or formerly Michael C. Dinardo, trustee, et al, and property now or formerly C.J.V. Associates, South 80° 04’ 40” East, 150.00 feet to a point on the westerly line of Vintage Way, 20.00 feet wide; thence along the westerly line of Vintage Way, 20.00 feet wide South 9° 55’ 20” West, 134.35 feet to a point; thence continuing along the westerly line of Vintage Way, 20.00 feet wide, by an arc of a circle deflecting to the right in a southwestwardly direction, having a radius of 30.00 feet, an arc distance of 31.74 feet to a point on the northerly line of Baum Boulevard, S.R. 0400, 60 feet wide’ thence along the northerly line of Baum Boulevard, S.R. 0400, 60 feet wide, South 70° 33’ 00” West, 128.93 feet to a point on the easterly line of South Aiken Avenue, 50 feet wide; thence along the easterly line of South Aiken Avenue, 50 feet wide, by an arc of a circle deflecting to the right in a northwestwardly direction, having a radius of 15 feet an arc distance of 31.25 feet to a point; thence continuing along the easterly line of South Aiken Avenue, 50 feet wide, North 9° 55’ 20” East, 210.66 feet to a point at the place of BEGINNING.

Exhibit “B”-2

EXHIBIT “C”

INTENTIONALLY OMITTED

Exhibit “C”

EXHIBIT “D”

ESCROW INSTRUCTIONS

This ESCROW AGREEMENT (this “Agreement”) is dated as of January 30, 2013 (the “Effective Date”), by and among MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company (“Moody S”), and MOODY NATIONAL CY SHADYSIDE MT, LLC, a Delaware limited liability company (“Moody MT”, and together with Moody S, collectively referred to as “Seller”), and CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability compan (together with its successors and assigns, “Purchaser”; Seller and Purchaser, collectively, the “Other Parties”) and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”; the Other Parties and Escrow Agent, collectively, the “Parties”).

RECITALS

A.           Reference hereby is made to that Purchase and Sale Agreement, dated as of the date hereof (the “Contract”), between Seller and Purchaser with respect to the proposed sale of certain real and personal property comprising the Courtyard by Marriott - Shadyside located at 5308 Liberty Avenue, Pittsburgh, Pennsylvania (the “Hotel”) to Purchaser. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Contract.

B.           Section 2.3.2 of the Contract provides that Purchaser shall deposit into escrow amounts equal to (i) $750,000 no later than 5:00 p.m. (Eastern Time) on the date three (3) business days after the Effective Date (the “Good Faith Deposit”); and (ii) if Purchaser has not then terminated the Contract, $742,500 no later than 5:00 p.m. (Eastern Time) on February 18, 2013 (the “Second Deposit” and, together with the Good Faith Deposit, collectively, the “Earnest Money Deposit”) to be held and disposed in accordance with the terms of this Agreement and the Contract pending the closing of the sale of the Hotel to Purchaser in accordance with the terms and provisions of the Contract.

C.  Seller and Purchaser wish to appoint Escrow Agent to serve as escrow agent and Escrow Agent has agreed to serve as escrow agent and to hold and dispose the aforementioned deposits in accordance with the terms hereof.

NOW, THEREFORE, in consideration of ten dollars and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Parties hereby agree as follows:

1.            WIRE TRANSFER TO ESCROW AGENT; DELIVERY OF DEPOSIT.

(a)   Upon the execution of this Agreement, Purchaser will cause the Good Faith Deposit to be wire transferred to Escrow Agent on or before 5:00 p.m. (Eastern Time) on the date three (3) business days after the Effective Date in accordance with the wiring instructions furnished by Escrow Agent and attached hereto as Exhibit A.

(b)  In the event that Purchaser has not then terminated the Contract, then not later than 5:00 p.m. (Eastern Time) on February 18, 2013, Purchaser will cause the Second Deposit to be wire transferred to Escrow Agent in accordance with the wiring instructions furnished by Escrow Agent and attached hereto as Exhibit A.

Exhibit “D”

(c)  Escrow Agent agrees to deposit the Good Faith Deposit and the Second Deposit into an interest-bearing account at a federally insured state or national bank and will credit interest thereon in accordance with a completed and executed W-9 form received from Seller or Purchaser, as the case may be.

2.            RELEASE AND DISBURSEMENT OF ESCROW FUNDS.

(a)  Escrow Agent agrees that it will release or disburse the Earnest Money Deposit only (i) in accordance with joint instructions executed by Seller and Purchaser or their respective attorneys, (ii) in accordance with Section 2(b) below, (iii) in accordance with Section 2(c) below, or (iv) as provided in Section 3(viii) below.  Other than as provided in the preceding sentence, Escrow Agent will not release or disburse the Earnest Money Deposit to any person.  Upon receipt of a demand for the Earnest Money Deposit made by Seller or Purchaser, Escrow Agent shall promptly send a copy thereof to the other party along with a notice stating Escrow Agent’s intention to pay the Earnest Money Deposit to the Claiming Party (as defined below) (a “Demand Notice”).

(b)  If the Closing is consummated under the Contract, then on the Closing Date, Escrow Agent shall disburse the Earnest Money Deposit to Seller and Purchaser shall receive a credit against the Purchase Price in an amount equal to the Earnest Money Deposit.

(c)  If (i) Purchaser terminates the Agreement in accordance with Sections 2.6.3, 2.7.1, 2.7.2, 2.8, 3.1 or 8.1 of the Contract, Escrow Agent shall deliver that portion of the Earnest Money Deposit held by Escrow Agent to Purchaser, (ii) the Closing contemplated under the Contract does not take place as the result of a Seller default as set forth in Section 5.2, Escrow Agent shall deliver that portion of the Earnest Money Deposit held by Escrow Agent to Purchaser, (iii) the Closing contemplated under the Contract does not take place as the result of a Purchaser default as set forth in Section 5.1, Escrow Agent shall deliver that portion of the Earnest Money Deposit held by Escrow Agent to Seller; provided, however, that prior to distributing the Earnest Money Deposit to any party (the “Claiming Party”) pursuant to the provisions of this Section 2(c), Escrow Agent shall deliver the Demand Notice to the other party (the “Non-Claiming Party”).

The Non-Claiming Party shall have a period of ten (10) days from receipt of the Demand Notice in which to deliver notice to the Escrow Agent agreeing to payment of the Earnest Money Deposit to the Claiming Party or disagreeing with such payment.  If the Non-Claiming Party agrees that the Earnest Money Deposit shall be paid to the Claiming Party, then Escrow Agent shall so pay the Earnest Money Deposit to the Claiming Party.  If the Non-Claiming Party disagrees with such payment, then Escrow Agent shall not make such payment and shall continue to hold the Earnest Money Deposit and shall not make any disposition of the Earnest Money Deposit except as provided in Sections 2(a)(i) or 2(a)(iii).  The failure of the Non-Claiming Party to deliver a notice within the foregoing ten (10) day period shall be deemed delivery of a notice on the last day of such ten (10) day period agreeing to payment of the Earnest Money Deposit to the Claiming Party.

3.            LIMITATION OF LIABILITY OF ESCROW AGENT.

The Other Parties agree: (i) in holding the Earnest Money Deposit, Escrow Agent is acting as a stakeholder at the request of and as an accommodation to the Other Parties and Escrow Agent is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity or the subject matter of any agreement by, between or among the Other Parties; (ii) Escrow Agent will deposit the Earnest Money Deposit in a segregated interest-bearing account; (iii) jointly and severally to indemnify and hold harmless Escrow Agent from any loss,

Exhibit “D”

claim, expense or damage (including reasonable attorneys’ fees) incurred in connection with the performance of Escrow Agent’s duties hereunder, except for Escrow Agent’s bad faith, willful misconduct or negligence; (iv) subject to the provisions of Section 2(c) above, Escrow Agent may rely upon any Demand Notice received from either Seller or Purchaser; (v) Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document which Escrow Agent in good faith believes to be genuine and what it purports to be; (vi) Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any of the provisions hereof or its duties hereunder; and it shall be fully protected in acting in accordance with the opinion and instruction of such counsel; (vii) Escrow Agent shall not be responsible in any manner for the validity or sufficiency of any cash, instruments, wire transfer or any other property delivered to it hereunder, or for the value or collectability of any check or other instrument so delivered or for any representation made or obligations assumed by any Other Party and nothing herein shall be deemed to obligate Escrow Agent to deliver any cash or wire any funds or release any documents unless the same shall have first been received by Escrow Agent pursuant to this Agreement; and (viii) in the event of a dispute among or between any of the Other Parties, Escrow Agent may at its option take any of the following actions (A) continue to hold the Earnest Money Deposit pursuant to the terms hereof, or (B) at the joint and several cost and expense of the Other Parties, deposit the Earnest Money Deposit into a court of competent jurisdiction.  Upon such deposit of the Earnest Money Deposit in accordance with (B), Escrow Agent shall be relieved and discharged of any further obligations and responsibilities under this Agreement.

4.            NOTICES.

All communications herein provided for or made pursuant hereto shall be in writing and shall be hand delivered, sent by nationally recognized overnight courier or transmitted by facsimile or electronic mail (with hard copy confirmation by overnight courier; provided, that, receipt of a hard copy confirmation by overnight courier shall not be required for notice to be effective), addressed to the party to be so notified in accordance with the addresses contained in Section 9.2 of the Contract.  Any Party may change the address or fax number where notices are to be sent by giving the other parties five (5) days prior written notice of such change.

5.            MISCELLANEOUS.

This Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the State of New York, (iii) may not be changed orally, but only by a writing signed by all of the parties hereto, (iv) may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument and (v) may be executed by facsimile signatures.  In the event of any inconsistency between the terms of this Agreement and the terms of the Contract, the terms of the Contract shall control and be binding.

Exhibit “D”

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed and delivered on the day and year first above written.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY,
a _____________________________________

By:
Name:
Title:

SELLER:

MOODY NATIONAL CY SHADYSIDE S, LLC,
a Delaware limited liability company

By:
Name:
Title:

MOODY NATIONAL CY SHADYSIDE MT, LLC,
a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

CWI SHADYSIDE HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “D”

EXHIBIT A to Escrow Agreement

Wire Instructions

Bank:	JP Morgan Chase
717 Travis
Mail Code TX2S085
Houston, TX 77002

Bank Contact:	Carrie Perez
(713) 216-7869

ABA No.:	021 000 021

Swift ID:	CHASUS33

Account Name:	First American Title Insurance Company

Account No.:	08806365902

Ref.: Title No.:	NCS-587396

Exhibit “D”

EXHIBIT “E”

AUDIT REQUEST MATERIALS

[Attached]

Exhibit “E”

EXHIBIT “F”

AUDIT REPRESENTATION LETTER

________ ___, 2013

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

This representation letter is provided in connection with your audits of the financial statements of [CLIENT NAME] (the “Company”) which comprise the balance sheet as of December 31, 2012 and 2011 and the related statements of income and comprehensive income, members’ equity, cash flows, and the related notes to the financial statements for the years then ended.  We confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

We confirm, to the best of our knowledge and belief, as of [DATE OF AUDITOR’S REPORT], the following representations made to you during your audit:

Financial Statements

1.            We have fulfilled our responsibilities, as set out in the terms of the audit arrangement letter dated [DATE], for the preparation and fair presentation of the financial statements referred to above in accordance with accounting principles generally accepted in the United States of America.

2.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

3.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

4.            Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable.

5.            Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with the requirements of U.S. GAAP.

6.            The effects of uncorrected misstatements are immaterial, both individually and in the aggregate, to the financial statements as a whole.  A list of the uncorrected misstatements is attached to the representation letter.

7.            The effects of all known actual or possible litigation and claims have been accounted for and disclosed in accordance with U.S. GAAP.

8.            The following have been properly recorded and/or disclosed in the financial statements:

a.             Guarantees, whether written or oral, under which the Company is contingently liable.

Exhibit “F”

b.            Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

c.             Lines of credit or similar arrangements.

d.            Agreements to repurchase assets previously sold.

e.             Security agreements in effect under the Uniform Commercial Code.

f.              All other liens or encumbrances on assets and all other pledges of assets.

g.             Amounts of contractual obligations for plant construction and/or purchase of real property, equipment, other assets, and intangibles.

h.            Investments in debt and equity securities, including their classification as trading, available for sale, and held to maturity.

i.                All liabilities that are subordinated to any other actual or possible liabilities of the Company.

j.                Anticipated withdrawals of funds in material amounts from the Limited Liability Company for any reason.

k.            All leases and material amounts of rental obligations under long-term leases.

l.                All significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification. Significant estimates are estimates at the balance sheet date that could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur that would significantly disrupt normal finances within the next year.

m.        Derivative financial instruments.

n.            Assets and liabilities measured at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification.

o.            All current and deferred assets and liabilities related to the accounting for income taxes.  Additionally, we have evaluated the tax positions under the two-step approach for recognition and measurement of uncertain tax positions required by the Income Taxes Topic of the FASB Accounting Standards Codification.

Information Provided

9.            We have provided you with:

a.             Access to all information, of which we are aware that is relevant to the preparation and fair presentation of the financial statements such as records, documentation, and other matters.

b.            Additional information that you have requested from us for the purpose of the audit.

c.             Unrestricted access to persons within the entity from whom you determined it necessary to obtain audit evidence.

d.            Any minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

Exhibit “F”-2

10.    All transactions have been recorded in the accounting records and are reflected in the financial statements.

11.    We have no knowledge of allegations of fraud or suspected fraud, affecting the entity’s financial statements involving:

a.             Management.

b.            Employees who have significant roles in the internal control.

c.             Others where the fraud could have a material effect on the financial statements.

12.    We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s financial statements received in communications from employees, former employees, analysts, regulators, short sellers, or others.

13.    We have no knowledge of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

14.    We are not aware of any pending or threatened litigation and claims whose effects should be considered when preparing the financial statements and we have not consulted legal counsel concerning litigation or claims.

15.    We have disclosed to you the identity of the entity’s related parties and all the related-party relationships and transactions of which we are aware.

16.    We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

17.    There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

18.    We have no plans or intentions that may materially affect the carrying value or classification of assets.  In that regard, long-lived assets, including intangibles, that are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

19.    We are responsible for making the accounting estimates included in the financial statements.  Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take.

20.    There are no:

a.             Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency. In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

b.            Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

21.    The Company has satisfactory title to all owned assets.

22.    We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

Exhibit “F”-3

23.    We agree with the findings of specialists in evaluating [DESCRIBE ALL SIGNIFICANT ASSERTIONS FOR WHICH SPECIALISTS’ WORK WAS USED] and have adequately considered the qualifications of the specialists in determining the amounts and disclosures used in the financial statements and underlying accounting records. We did not give or cause any instructions to be given to specialists with respect to the values or amounts derived in an attempt to bias their work, and we are not otherwise aware of any matters that have had an impact on the independence or objectivity of the specialists.

24.    In considering the disclosures that should be made about risks and uncertainties, we have concluded that the following are required:

[DESCRIBE THE SIGNIFICANT ESTIMATES AND CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS THAT ARE DISCLOSED.]

25.    We are responsible for determining that significant events or transactions that have occurred since the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], have been recognized or disclosed in the financial statements. No events or transactions [other than those disclosed in the [consolidated] [combined] financial statements] have occurred subsequent to the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS] that would require recognition or disclosure in the [consolidated] [combined] financial statements. We further represent that as of [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], the financial statements were complete in a form and format that complied with accounting principles generally accepted in the United States of America, and all approvals necessary for issuance of the financial statements had been obtained.

26.    During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.

[CLIENT NAME]

[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]

[NAME OF OTHER INDIVIDUALS RESPONSIBLE FOR AND KNOWLEDGEABLE ABOUT THE MATTERS COVERED BY THE REPRESENTATIONS]

Exhibit “F”-4

EXHIBIT “G”

DRAFT CLOSING STATEMENT

[Attached]

Exhibit “G”

EXHIBIT “H”

BILL OF SALE
(5308 Liberty Avenue, Pittsburgh, Pennsylvania)

MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company (“Moody S”), and MOODY NATIONAL CY SHADYSIDE MT, LLC, a Delaware limited liability company (“Moody MT”, and together with Moody S, collectively referred to as “Seller”), in consideration of the purchase price paid by CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability company (“Purchaser”), as set forth in that certain Purchase and Sale Agreement dated January 30, 2013 (as amended and/or assigned, the “Agreement”), the terms of which are incorporated herein by reference, the receipt and sufficiency of such consideration being hereby acknowledged, has sold and assigned, and by this Bill of Sale does hereby grant, assign and set over to Purchaser, its representatives, successors and assigns, without representation or warranty except as expressly set forth in the Agreement, and subject to the terms of the Agreement, all of the following assets located at 5308 Liberty Avenue, Pittsburgh, Pennsylvania, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “Courtyard by Marriott - Shadyside:”

The Personal Property (as defined in the Agreement).

To have and to hold same unto Purchaser, its representatives, successors and assigns forever.

[The Remainder of This Page Has Been Intentionally Left Blank]

EXHIBIT “H”

IN WITNESS WHEREOF, this Bill of Sale is executed this ____ day of February, 2013.

MOODY NATIONAL CY SHADYSIDE S, LLC,
a Delaware limited liability company

By:
Name:
Title:

MOODY NATIONAL CY SHADYSIDE MT, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “H”

EXHIBIT “I”

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT AFFIDAVIT

CERTIFICATE OF NON FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which as legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by ________________________________________ (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.  Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).  Transferor is not a “disregarded entity” (as such term is defined in the Internal Revenue Code and Income Tax Regulations).

2.                                    Transferor’s U.S. employer identification number is ________________.

3.                                    Transferor’s office address is:

4.                                    Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii).

5.                                    Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Transferor.

Exhibit “I”

Executed as of the ___ day of __________, 2013, at ____________, ______________.

TRANSFEROR:

____________________________
a __________________________

By:

By:
Name:
Title:

EXHIBIT “J”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND PERMITS
(5308 Liberty Avenue, Pittsburgh, Pennsylvania)

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND PERMITS (the “Assignment”) is dated the ____ day of February, 2013, and is made by and between MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company (“Moody S”), and MOODY NATIONAL CY SHADYSIDE MT, LLC, a Delaware limited liability company (“Moody MT”, and together with Moody S, collectively referred to as “Assignor”), and CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.           Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated January 30, 2013 (as amended and/or assigned, the “Agreement”) pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right title and interest in and to that certain Property (as defined in the Agreement) located at and more commonly known as 5308 Liberty Avenue, Pittsburgh, Pennsylvania, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “Courtyard by Marriott - Shadyside” (the “Hotel”).

B.           The Hotel and/or the Property are the subject of certain contracts, leases and permits as referenced in the Agreement (collectively the “Contracts and Permits”), used and/or executed in connection with the ownership and/or operation of the Hotel and/or the Property.

C.           The effectiveness of this Assignment is dependent upon consummation of the sale, transfer and delivery of the Property to Assignee pursuant to the Agreement, and will not supersede any of the obligations of the parties under the Agreement.

D.           All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I

ASSIGNMENT

1.1         Effective Date.  This Assignment shall take effect at and as of the date hereof, and incorporates by this reference all covenants and obligations of Assignor and Assignee contained in the Agreement with respect to the Contracts and Permits which imply or require performance on and after the date hereof.

1.2         Assignment of Contracts and Permits.  Assignor hereby assigns and transfers to Assignee all of its rights and obligations, in, under and to all of the Contracts and Permits, without representation or warranty except as expressly set forth in the Agreement and subject to the terms of the Agreement, and delegates to Assignee all of its duties thereunder.

1.3         Assumption of Contracts and Permits.  Assignee hereby accepts the assignment made hereby and assumes and agrees to pay and perform, as a direct obligation, all sums, payments, duties and obligations required to be paid and performed on and after the date hereof by Assignor under the Contracts and Permits assigned hereby to the same extent as if Assignee had been an original party thereto.

1.4         Indemnification.  Assignor agrees to indemnify and hold Assignee harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Contracts and Permits from actions or omissions occurring prior to the date hereof.  Assignee agrees to indemnify and hold Assignor harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Contracts and Permits from actions or omissions occurring on or after the date hereof.

1.5         Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment.

1.6         Successors and Assigns.  The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.7         Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Pennsylvania applicable to agreements made and to be wholly performed within said state.

II

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts and delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

[The Remainder of This Page Has Been Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

MOODY NATIONAL CY SHADYSIDE S, LLC,
a Delaware limited liability company

By:
Name:
Title:

MOODY NATIONAL CY SHADYSIDE MT, LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

CWI SHADYSIDE HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “K”

ASSIGNMENT OF INTANGIBLE PROPERTY
(5308 Liberty Avenue, Pittsburgh, Pennsylvania)

This ASSIGNMENT OF INTANGIBLE PROPERTY (the “Assignment”) is dated the ____ day of February, 2013, and is made by and between MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company (“Moody S”), and MOODY NATIONAL CY SHADYSIDE MT, LLC, a Delaware limited liability company (“Moody MT”, and together with Moody S, collectively referred to as “Assignor”), and CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.           Assignor and Assignee have previously entered into that certain Purchase and Sale Agreement dated January 30, 2013 (as amended and/or assigned, the “Agreement”), pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right title and interest in and to that certain real and personal property (as defined in the Agreement) located at and more commonly known as 5308 Liberty Avenue, Pittsburgh, Pennsylvania, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “Courtyard by Marriott - Shadyside” (the “Hotel”).

B.           The effectiveness of this Assignment is dependent upon the sale, transfer and delivery of the Property to Assignee pursuant to the Agreement, and will not supersede any of the obligations of the parties under the Agreement.

C.           All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I

ASSIGNMENT

1.1         Effective Date.  This Assignment shall take effect at and as of the date hereof, and incorporates by this reference all covenants and obligations of Assignor and Assignee contained in the Agreement with respect to the Intangible Property which imply or require performance on and after the date hereof.

1.2         Assignment of Intangible Property.  Assignor hereby assigns and transfers to Assignee, without representation or warranty except as expressly set forth in the Agreement, and subject to terms of the Agreement, all of its right, title and interest in and to all of the Intangible Property.

1.3         Assumption of Intangible Property.  Assignee hereby accepts the assignment made hereby and assumes and agrees to perform, as a direct obligation, all duties and obligations required to be performed on and after the date hereof by Assignor in connection with the Intangible Property assigned hereby, to the same extent as if Assignee had been an original party thereto.

1.4         Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment.

1.5         Successors and Assigns.  The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.6         Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Pennsylvania applicable to agreements made and to be wholly performed within said state.

II

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts and delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

[The Remainder of This Page Has Been Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

MOODY NATIONAL CY SHADYSIDE S, LLC,
a Delaware limited liability company

By:
Name:
Title:

MOODY NATIONAL CY SHADYSIDE MT, LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

__________________________________,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “L”

INVESTIGATION DOCUMENTS

1)    Annual P&Ls with departmental details for period of ownership through December 2012

2)    Monthly P&Ls with departmental details for 2011 and 2012

3)    Monthly 2012 Forecast with actuals through November (through December if available)

4)    Opening balance sheet from 2008 acquisition

5)    Year-end balance sheets for period of ownership, November 30, 2012, and December 31, 2012, when available

6)    Latest available balance sheet and detail relating to deferred revenue and expenses

7)    Latest available accounts payable aging report

8)    General ledger for 2011 and latest available for 2012

9)    Latest available aged receivables report — City and Guest Ledger

10) Depository bank statements for the latest twelve-month period available reconciled to the general ledger

11) The monthly state hotel and occupancy tax report for each of the latest twelve-month period

12) Copies of monthly invoices, or other supporting documentation, from Franchisor detailing revenues, for the latest twelve-month period

13) List of all non-recurring, non-operating, or extraordinary expense items over $10,000 for 2011 and YTD 2012

14) If prepared by ADP (or other payroll processing firm) provide the quarterly federal and state payroll tax returns for 2012 or reconcile the 2012 ADP (or other payroll processing firm) reports to the general ledger

15) Provide detail relating to intercompany and affiliate transactions for YTD 2012

16) Provide a list of expenses reimbursed to the owner/manager for YTD 2012

17) Provide the latest available bank statement for restricted cash

18) 2013 monthly operating budget with detailed departmental breakdown

19) Annual (i.e. month of December) STAR Reports for period of ownership through December 2011 and each month of 2012

20) Real and personal property tax bills for 2010, 2011, 2012, and 2013

21) Copies of any open property tax appeals that have been prepared or filed

22) Most recent Personal Property Schedule filed with assessor

23) Breakdown of insurance premiums by coverage type for 2011 and 2012

24) Loss runs for all insurance coverages for the past 3 years

25) List of all vehicles including: year, make, model, VIN number, number of passengers, mileage, and vehicle use

26) Copies of all service contracts

27) Copies of all equipment/capital leases

28) Copies of all permits & licenses

29) Copies of leases

30) Copies of most recent health, fire, building and elevator inspection reports

31) Copies of all franchise or license agreements

32) Copies of most recent environmental reports

33) Copies of most recent engineering reports

34) Seller’s preliminary report of title

35) Survey (as-built), legal description, architectural and engineering plans and specifications, as well as a site plan with zoning specifications (if in Seller’s possession)

36) Inventory of linen and guest supplies

37) Employee census listing all employees by corresponding position, salary or wage scale, benefits to which they are entitled, accrued benefits including vacation and any other payments

38) A summary of the health insurance program available to employees, including the scope of benefits offered, the cost of the insurance by employee with a breakdown of both the employer’s contribution and the employee’s contribution

39) A summary of workers’ compensation insurance coverage as well as a summary of claims experience for each of the last three years

40) Most recent group bookings pace report

41) Detailed list of advanced reservations and bookings, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information updated through November 2012.

42) Capital expenditures for the period of ownership through December 2012

43) 2013 capital expenditures budget

44) Copy of change of ownership PIP

45) Copies of the 2012 and 2013 marketing plans

46) Market segmentation reports for 2011 and YTD November 2012

47) List of top 10 customers based on room nights or revenue for 2011 and YTD through November 2012

48) Brand contribution reports for YTD through November 2012

49) Copy of two most recent Quality Assurance reports issued by Courtyard

50) December 2011 and December 2012 guest satisfaction reports from Courtyard (showing monthly and YTD results)

51) Photos of the property

52) Current levels of inventories of FF&E and Supplies

EXHIBIT “M”

FORM OF DEED

THIS INDENTURE

Made the _______ day of February, 2013

Between

MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company, and hereinafter called “Grantor”,

and

CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability company hereinafter called “Grantee”,

WITNESSETH, that the said Grantor, in consideration of  the sum of TEN DOLLARS ($10.00) AND OTHER VALUABLE CONSIDERATION to it now paid by the said Grantee, does grant, bargain, sell and convey unto the said Grantee, its successors and and assigns,

ALL THAT CERTAIN tract of land described on Exhibit “A” attached hereto.

TOGETHER with all and singular buildings, improvements, ways, waters, water courses, easements, agreements, rights, liberties, privileges, hereditaments and appurtenances whatsoever thereunto belonging, or in any way appertaining, and the reversions and remainders, rents, issues and profits thereof; and also all the estate, right, title, interests, use, trust, property, possession, claim and demand whatsoever of the Grantor, its successors and assigns, in law, equity, or otherwise, howsoever, of, in, to or out of the same, and every part thereof. TO HAVE AND TO HOLD the said described hereditaments and the premises hereby granted and released, or mentioned and intended so to be, with the appurtenances, unto the Grantee, its successors and assigns, to and for the only proper use and behoof of the Grantee, its successors and assigns, FOREVER expressly subject however to the conditions, restrictions, reservations, covenants, easements, rights of way, declarations, and agreements of record on the date hereof that affect title to the Property conveyed hereby.

AND the Grantor, does covenant, promise and agree, to and with the Grantee, its successors and assigns, by these presents that the Grantor, will warrant SPECIALLY the premises hereby granted.

NOTICE THIS DOCUMENT MAY NOT/DOES NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE/HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND.  THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT.  This notice is set forth in the manner provided in Section 1 Act of July 17, 1957, P. L. 984 as amended, and is not intended as notice of in recorded instruments, if any.

 IN WITNESS WHEREOF, Grantor has executed these presents on the day and year first above written.

WITNESS:

MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company

___________________________________	By:
Name:
Title:

NOTICE THE UNDERSIGNED, AS EVIDENCED BY THE SIGNATURES(S) TO THIS NOTICE AND THE ACCEPTANCE AND RECORDING OF THIS DEED, (IS ARE) FULLY COGNIZANT OF THE FACT THAT THE UNDERSIGNED MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE, AS TO THE PROPERTY HEREIN CONVEYED, RESULTING FROM COAL MINING OPERATIONS AND THAT THE PURCHASED PROPERTY, HEREIN CONVEYED, MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTEREST IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966.

CWI SHADYSIDE HOTEL, LLC,
a Delaware limited liability company

___________________________________	By:
Name:
Title:

COUNTY OF	)
	)	SS.:
STATE OF	)

On this, the ______ day of ___________, 2013, before me, the undersigned officer, personally appeared ______________________, who acknowledged himself/herself to be the _____________________ of Moody National CY Shadyside S, LLC, a Delaware limited liability company, and that he/she as such _________________, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company himself/herself as ____________________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

CERTIFICATE OF RESIDENCE

I do hereby certify:

(1)  that the TAX BILL ADDRESS of the within named Grantee is:

(2)  that the OWNER MAILING ADDRESS of the within named Grantee is:

c/o Watermark Capital Partners, LLC

272 E. Deerpath Road, Suite 320

Lake Forest, IL, 60045

Attn: Michael Medzigian

Witness my hand this ___ day of __________________, 2013.

on behalf of Grantee

EXHIBIT “A”

Property Description

ALL that certain parcel of land situated in the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being more particularly described as follows:

[TO BE ADDED]

SCHEDULE 2.4

ALLOCATIONS

[TO BE ATTACHED POST-EFFECTIVE DATE PURSUANT TO SECTION 2.4]

SCHEDULE 3.1.2

LIST OF APPROVED LIABILITIES

None

SCHEDULE 3.1.7

LITIGATION

In August 2012, a retroactive settlement real property tax settlement was reached pertaining to tax years 2009, 2010, 2011, and 2012.  As a result of the settlement, Moody received supplemental tax bills for additional tax payments due from the County and the School District.  These payments were due by December 31, 2012, but have not yet been made.  In accordance with Section 3.1.3, Moody will pay (or otherwise escrow with the Title Company) all associated supplemental taxes, including penalties and interest that are due on or have accrued through the Closing.

SCHEDULE 3.1.8

LIST OF VIOLATIONS

None

SCHEDULE 3.1.10

CONTRACTS/EQUIPMENT LEASES

Management Agreement

Canon Business Solutions Copier Lease and Maintenance Agreement

Alarm Telecommunications Alarm Monitoring Agreement

B&R Pools and Swim Shop

Cintas Shredding Service Agreement

Cintas National Fire Protection Agreement

Cintas First Aid Contract

Cintas Mat Rental Agreement

Comcast Hotel/Motel Bulk Service Agreement

Darling Restaurant Services Cooking Oil and Trap Grease Removal Services Agreement

Fibertech Networks Enterpsie Service Contract

G&G Fitness Equipment Service Contract

Independence Communications, Inc. Service Agreement

Independence Communications, Inc. Environmental Scent Service Agreement

Lawn Patrol, Inc. Snow and Ice Management

Lincoln Waste Solutions, LLC Solid Waste and Recycling Management Program Agreement

Lodgenet Signeture TV Agreement

Micro MSA Property Management System Service Agreement

Otis Elevator Company Maintenance Agreement

Pitney Bowes Stage Meter Rental Agreement

Richard Steck Alarm Telecommunications

Sani-Products Pest Management Commercial Service Agreement

VFM Interactive, Inc. PhotoFlicks Agreement

SCHEDULE 3.1.11

SPACES LEASES

Parking Lease

Commercial Lease (Mullet-Tenant Project) dated May 15, 2001 by and between Sierra Liberty Association, LP and Starbucks Corporation.

SCHEDULE 3.1.12

PERMITS

Hotel Liquor License - Pennsylvania Liquor Control Board for Moody National CY Shadyside MT, LLC, and Concord Hospitality Enterprise Co.

Burglar Alarm Permit - City of Pittsburgh, Department of Finance Courtyard by Marriott

Fire Alarm Permit - City of Pittsburgh, Department of Finance Courtyard by Marriott

Elevator Permit(Certificate of Operation) - #001 - Commonwealth of Pennsylvania, Department of Labor & Industry, Bureau of Occupational & Industrial Safety, Elevator Division for Moody National CY Shadyside MT, LLC

Elevator Permit (Certificate of Operation) - #002 - Commonwealth of Pennsylvania, Department of Labor & Industry, Bureau of Occupational & Industrial Safety, Elevator Division for Moody National CY Shadyside MT, LLC

Parking Lot License - City of Pittsburgh, Bureau of Building Inspection for Moody National CY Shadyside MT, LLC

Restaurant Health Permit - Allegheny County, Health Department Courtyard by Marriott Restaurant and Sierra Liberty Assoc. LP

Hotel Rooms Health Department Permit - Allegheny County, Health Department for Courtyard by Marriott Restaurant and Sierra Liberty Assoc. LP

Sales Tax Permit - Commonwealth of Pennsylvania, Department of Revenue for Shadyside Courtyard by Marriott

Spa Permit - Allegheny County, Health Department for Courtyard by Marriott Spa and Sierra Liberty Assoc. LP

Pool Permit - Allegheny County, Health Department for Courtyard by Marriott Pool and Sierra Liberty Assoc. LP

Permit for six (6) signs - City of Pittsburgh, Bureau of Building Inspection, Department of Public Safety, for Sierra Liberty Assoc. LP and Courtyard by Marriott Hotel

Radio Station Authorization — FCC Wireless Telecommunications Bureau for Courtyard by Marriott

Towing License — City of Pittsburgh for Moody National CY Shadyside S, LLC

SCHEDULE 3.1.15

CONSTRUCTION/DEVELOPMENT LIABILITIES

None

SCHEDULE 3.1.16

ENVIRONMENTAL DISCLOSURE

September 26, 2006 Phase I Environmental Site Assessment EMG

February 28, 2007 Phase I Environmental Site Assessment EBI Consulting

September 24, 2007 Asbestos Operations & Maintenance Plan EBI Consulting

March 18, 2008 Phase I Environmental Site Assessment Update EBI Consulting